UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

GLU MOBILE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GLU MOBILE INC.

45 Fremont Street, Suite 2800

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Glu Mobile Inc., a Delaware corporation (“Glu” or the “Company”), will be held on Thursday, June 7, 2012, at 10:00 a.m. Pacific Time, at 45 Fremont Street, San Francisco, California (the “Annual Meeting”). At the Annual Meeting, our stockholders will be asked to consider and vote upon:

1. The election of two Class II directors of Glu’s Board of Directors (the “Board”), each to serve until the Company’s annual meeting of stockholders to be held in 2015 and until his successor is elected and qualified, or until his death, resignation or removal.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

These items are more fully described in the attached proxy statement. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Only stockholders of record of our common stock at the close of business on April 16, 2012 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote, as instructed in the enclosed proxy statement as promptly as possible. For your convenience, and in an effort to conserve corporate resources, you are encouraged to vote via the Internet or by telephone.

By Order of the Board,

Scott J. Leichtner

Vice President, General Counsel and Secretary

San Francisco, California

April 27, 2012

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:

The Company’s combined Proxy Statement for the 2012 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2011 are also available online at www.glu.com/investors.

GLU MOBILE INC.

PROXY STATEMENT FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

Page
INFORMATION ABOUT THE MEETING, MEETING MATERIALS, VOTING AND PROXIES	1
PROPOSAL NO. 1 — ELECTION OF CLASS II DIRECTORS	4
Information Regarding Our Nominees and Directors	5
CORPORATE GOVERNANCE	8
Board Responsibilities and Leadership Structure	8
Role of the Board in Risk Oversight	9
Director Independence	9
Attendance at Board, Committee and Annual Stockholders Meetings	9
Board Committees and Charters	10
Audit Committee	10
Compensation Committee	10
Nominating and Governance Committee	11
Compensation Committee Interlocks and Insider Participation	11
DIRECTOR COMPENSATION	11
Overview	11
Director Summary Compensation Table	12
STOCKHOLDER MATTERS	13
Stockholder Communications with Directors	13
Stockholder Recommendations of Director Candidates	13
Stockholder Proposals for the 2013 Annual Meeting of Stockholders	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
Section 16(a) Beneficial Ownership Reporting Compliance	16
COMPENSATION DISCUSSION AND ANALYSIS	16
COMPENSATION COMMITTEE REPORT	28
EXECUTIVE COMPENSATION	28
Summary Compensation Table	29
Grants of Plan-Based Awards in 2011	30
Outstanding Equity Awards at the End of 2011	32
Option Exercises and Stock Vested in 2011	34
Pension Benefits and Nonqualified Deferred Compensation	34
Potential Payments upon Termination or Change in Control	34
EQUITY COMPENSATION PLAN INFORMATION	38
Equity Compensation Plan Table	38
Equity Compensation Plans Not Approved by Security Holders	38
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	39
Review, Approval or Ratification of Transactions with Related Persons	39
AUDIT COMMITTEE REPORT	40
PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, PRICEWATERHOUSECOOPERS LLP, FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012	41
TRANSACTION OF OTHER BUSINESS	42
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	42

The information contained in the Compensation Committee Report and the Audit Committee Report of this proxy statement shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission (“SEC”), or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

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GLU MOBILE INC.

45 Fremont Street, Suite 2800

San Francisco, California 94105

PROXY STATEMENT FOR THE

2012 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING, MEETING MATERIALS, VOTING AND PROXIES

Date, Time and Place of Meeting

The Board of Directors (the “Board”) of Glu Mobile Inc., a Delaware corporation (“Glu,” the “Company,” “we,” “our” and similar terms), is asking for your proxy for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments or postponements thereof. We are holding the meeting on Thursday, June 7, 2012, at 10:00 a.m. Pacific Time, at our offices at 45 Fremont Street, San Francisco, California. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about May 1, 2012. The address of our principal executive offices is 45 Fremont Street, Suite 2800, San Francisco, California 94105.

Internet Availability of Proxy Materials

As we did last year, we are mailing printed proxy materials to our stockholders. In addition, you may access the proxy materials online at www.glu.com/investors.

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on April 16, 2012 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 64,503,407 shares of our common stock outstanding and entitled to vote, held of record by 87 stockholders and held beneficially by hundreds of additional stockholders.

Pursuant to our Amended and Restated Bylaws (our “Bylaws”), a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business. We must have a quorum to transact business at the Annual Meeting. Each of our stockholders is entitled to one vote for each share of common stock held as of the Record Date. For ten days before the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive offices at 45 Fremont Street, Suite 2800, San Francisco, California 94105.

Voting of Proxies; Revocation of Proxies; Votes Required

Stockholders are requested to complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope. All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated thereon. Signed but unmarked proxies will be voted FOR each director nominee listed on the proxy card and FOR the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2012. The Board does not know of, and does not intend to bring, any business before the Annual Meeting other than that referred to in this proxy statement and specified in the Notice of Annual Meeting. As to any other business that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting (including for purposes of soliciting additional votes), signing and returning the proxy card will confer discretionary authority on the proxies (Niccolo M. de Masi and Eric R. Ludwig, who have been designated by the Board) to vote all shares covered by the proxy card in their discretion. Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (1) filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, our Corporate Secretary at 45 Fremont Street, Suite 2800, San Francisco, California 94105 or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Director elections (Proposal No. 1) will be determined by a plurality of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal No. 2) requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voted for or against the matter.

Effect of Abstentions

If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of or against such matter. As such, an abstention will have no effect on the election of the two Class II directors to our Board (Proposal No. 1) and no effect on the ratification of our independent registered public accounting firm (Proposal No. 2).

Effect of “Broker Non-Votes”

Brokers, banks or other agents holding shares in street name have discretionary authority to vote shares held for a beneficial owner on “routine” matters, such as the ratification of our independent registered public accounting firm, without instructions from the beneficial owner of those shares. However, absent instructions from the beneficial owner of such shares, brokers, banks or other agents holding shares in street name do not have discretionary authority to vote shares held for a beneficial owner on certain “non-routine” matters, such as the election of our directors.

If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum on all proposals, but will not be considered to be entitled to vote on and thus will have no effect on the outcome of such proposal.

Voting Electronically via the Internet or by Telephone

General Information for All Shares Voted via the Internet or by Telephone

Stockholders whose shares are registered in their own name may choose to grant a proxy to vote their shares either via the Internet or by telephone. The laws of Delaware, under which we are incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures set forth below, as well as on the enclosed proxy card, are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Proxy

For Shares Registered in a Stockholder’s Name

Stockholders of record may go to http://www.voteproxy.com to grant a proxy to vote their shares via the Internet. They will be required to provide the control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-776-9437 from within the United States (1-718-921-8500 from outside of the United States) and following the recorded instructions.

Stockholders may use the Internet or their touch-tone telephones to vote their proxies 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on June 6, 2012. Submitting a proxy via the Internet or by telephone will not affect a stockholder’s right to vote in person should such stockholder decide to attend the Annual Meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose shares are held in street name receive voting instruction forms from their banks, brokers or other agents, rather than our proxy card.

If on the record date a stockholder’s shares were not held in the stockholder’s name, but rather in an account at a brokerage firm, bank or other agent, then the stockholder is the beneficial owner of shares held in “street name” and these proxy materials will be forwarded to the beneficial owner by the beneficial owner’s broker, bank or other agent. The broker, bank or other agent holding such beneficial owner’s account is considered the stockholder of record for purposes of voting at the Annual Meeting.

Beneficial owners have the right to direct their broker, bank or other agent on how to vote the shares in their account. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not the stockholders of record, beneficial owners may not vote their shares in person at the meeting unless they request and obtain a valid proxy issued in their name from their broker, bank or other agent.

Solicitation of Proxies and Expenses

We will bear the cost of the solicitation of proxies from our stockholders in the enclosed form. Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Voting Results

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of the proxy materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

How to Obtain a Separate Set of Voting Materials

Stockholders who received a householded mailing this year, and would like to have additional copies of the proxy materials mailed to them, may submit their request to Investor Relations, Glu Mobile Inc., 45 Fremont Street, Suite 2800, San Francisco, California 94105, or call (415) 800-6100. Stockholders may also contact us at the address or phone number above if they received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future. Stockholders who would like to opt out of householding for future mailings, may call (800) 542-1061 or send a written request to Investor Relations at the above address.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements, list of exhibits and any exhibit specifically requested, is available without charge upon written request to: Corporate Secretary, Glu Mobile Inc., 45 Fremont Street, Suite 2800, San Francisco, California 94105.

PROPOSAL NO. 1

ELECTION OF CLASS II DIRECTORS

Our Board currently consists of seven directors. Our Restated Certificate of Incorporation and Bylaws provide for a classified Board, divided into three classes. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a term to expire at the third succeeding annual meeting. The individuals so elected will serve until their successors are elected and qualified.

This year, the terms of our Class II directors, Matthew A. Drapkin and Ann Mather, will expire at the Annual Meeting.

The Board has nominated Matthew A. Drapkin and Ann Mather to serve as Class II directors for a three-year term that is expected to expire at our annual meeting in 2015, or until their earlier resignation or removal (the “Board’s Nominees”). Our Nominating and Governance Committee reviewed the qualifications of each of the Board’s Nominees and unanimously recommended to the Board that they be submitted to stockholders for election. You can find the principal occupation and other information about the Board’s Nominees, as well as other Board members, below.

Three of our continuing directors are Class III directors, whose terms will expire at our 2013 annual meeting, and two of our continuing directors are Class I directors, whose terms will expire at our 2014 annual meeting.

The election of our Class II directors will be determined by the two nominees receiving the greatest number of votes from shares eligible to vote on the matter. Unless a stockholder signing a proxy withholds authority to vote for one or more of the Board’s Nominees in the manner described on the proxy card, each proxy received will be voted for the election of each of the Board’s Nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board to fill the vacancy. We are not aware that either of the Board’s Nominees will be unable or will decline to serve as a director.

There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

The Board recommends that stockholders vote “FOR” the election of

Matthew A. Drapkin and Ann Mather as Class II Directors.

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Information Regarding Our Nominees and Directors

Nominees for Class II Directors (whose terms expire at the Annual Meeting)

Matthew A. Drapkin (Age 39)

Partner, Becker Drapkin Partners

Mr. Drapkin has served as one of our directors since May 2010. Mr. Drapkin has been a partner at Becker Drapkin Partners, a private investment firm, since December 2009. Previously, Mr. Drapkin served as head of research, special situations, and private equity at ENSO Capital, a New York based hedge fund, from March 2008 to October 2009. From January 2003 to March 2008, Mr. Drapkin worked at MacAndrews & Forbes, a private equity firm, where he most recently served as the Senior Vice President, Corporate Development, responsible for sourcing, evaluating, and executing investment opportunities. Prior to MacAndrews, Mr. Drapkin served as general manager of two of Conde Nast publication’s wholly-owned Internet sites and as an investment banker at Goldman, Sachs & Co. Mr. Drapkin also serves on the board of directors of Hot Topic, Inc., Ruby Tuesday, Inc. and the Columbia Law School Board of Visitors. During the last five years, he also served as a director of Alloy, Inc. and Plato Learning, Inc. Mr. Drapkin has an M.B.A. in Finance from Columbia University School of Business, a J.D. from Columbia University School of Law and a B.A. in American History from Princeton University.

Mr. Drapkin’s investment banking and private equity firm experience, which has included investing in a number of high technology companies, his experience as a director of high technology companies and his relationship with entities owning a significant percentage of our common stock led the Board to conclude that he should serve as a director.

Ann Mather (Age 52)

Independent Director of and Advisor to Technology and Media Companies

Ms. Mather has served as one of our directors since September 2005. Since May 2004, Ms. Mather has served as an advisor to technology and media companies. From September 1999 to May 2004, Ms. Mather was the Executive Vice President and Chief Financial Officer for Pixar Animation Studios Inc. From 1992 to July 1999, she held various executive positions at The Walt Disney Company, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. Prior to then, she served in various roles with Alico, a division of AIG, Inc., Polo Ralph Lauren Europe’s retail operations, Paramount Pictures Corporation and KPMG in London. Ms. Mather also serves on the boards of directors of Google Inc., Netflix, Inc., MGM Holdings Inc., Moneygram International, Inc., Solazyme, Inc., Ariat International, and SmartPak Equine, LLC, and is a member of the board of trustees of the Dodge & Cox Funds. During the last five years, she also served as a director of Central European Media Enterprises Ltd. Ms. Mather holds an M.A. from Cambridge University in England.

Ms. Mather’s experience as the Chief Financial Officer of two companies, including a publicly traded company, her international experience gained through several executive positions in Europe and her experience as a director of high technology companies led the Board to conclude that she should serve as a director. In addition, Ms. Mather served as the Chair of our Audit Committee from its formation in 2006 through January 2011, and our Board’s determination, in light of her experience as a principal financial officer and director overseeing or assessing the performance of companies and public accountants, that Ms. Mather is an “audit committee financial expert” lent further support to her financial acumen and qualifications for serving on our Board.

Continuing Class III Directors (whose terms expire at the 2013 annual meeting)

Niccolo M. de Masi (Age 31)

President, Chief Executive Officer and Director, Glu Mobile Inc.

Mr. de Masi has served as our President and Chief Executive Officer and as one of our directors since January 2010. Prior to joining Glu, Mr. de Masi was the Chief Executive Officer and President of Hands-On Mobile, a mobile technology company and developer and publisher of mobile entertainment, from October 2009 to December 2009, and previously served as the President of Hands-On Mobile from March 2008 to October 2009. Prior to joining Hands-On Mobile, Mr. de Masi was the Chief Executive Officer of Monstermob Group PLC, a mobile entertainment company, from June 2006 to February 2007. Mr. de Masi joined Monstermob in 2004 and, prior to becoming its Chief Executive Officer, held positions as its Managing Director and as its Chief Operating Officer, where he was responsible for formulating and implementing Monstermob’s growth and product strategy. Prior to joining Monstermob, Mr. de Masi worked in a variety of corporate finance and operational roles within the technology, media and telecommunications (TMT) sector, beginning his career with JP Morgan on both the TMT debt capital markets and mergers and acquisitions teams in London. He has also worked as a physicist with Siemens Solar and within the Strategic Planning and Development divisions of Technicolor. Mr. de Masi holds an M.A. degree in Physics and an MSci. degree in Electronic Engineering — both from Cambridge University.

Mr. de Masi’s experience as our President and Chief Executive Officer, which gives him unique insights into our challenges, opportunities and operations, and his strong background of senior management and executive experience in the mobile gaming and content sectors led the Board to conclude that he should serve as a director.

William J. Miller (Age 66)

Independent Director of and Advisor to Technology Companies

Mr. Miller has served as one of our directors since January 2007, served as co-Chairman of our Board from July 2009 to January 2010 and has served as sole Chairman of our Board since January 2010. Mr. Miller also served as our interim President and Chief Executive Officer from December 2009 until Mr. de Masi assumed this position in January 2010. Mr. Miller has acted as an independent director and adviser to a number of technology companies since November 1999. From April 1996 until November 1999, Mr. Miller served as Chairman of the Board and Chief Executive Officer of Avid Corporation, a provider of digital tools for multimedia companies, where he also served as President from September 1996 to January 1999. Prior to then, he served as Chief Executive Officer and Chairman of the Board of Quantum Corporation, a data storage manufacturer. He previously held various positions in the data storage, information services and financial services businesses of Control Data Corporation, a computer and data services company. Mr. Miller also serves as a director of NVIDIA Corporation, Waters Corporation, Digimarc Corporation and Quantance Inc., and during the past five years has also served as a director of Overland Storage, Inc. and ViewSonic Corporation. Mr. Miller holds a B.A. in speech communications and a J.D. from the University of Minnesota.

Mr. Miller’s experience as the Chief Executive Officer of two publicly traded high technology companies and as a business consultant to technology companies, his experience as a director of high technology companies, and the insights into our business that he gained as our interim President and Chief Executive Officer and as both our co-Chairman and sole Chairman, led the Board to conclude that he should serve as a director.

A. Brooke Seawell (Age 64)

Venture Partner, New Enterprise Associates

Mr. Seawell has served on our Board since June 2006. Since January 2005, Mr. Seawell has served as a Venture Partner at New Enterprise Associates, focusing on software and semiconductor investments. From February 2000 to December 2004, he served as a Partner at Technology Crossover Ventures. Prior to joining TCV, Mr. Seawell worked in senior executive positions with NetDynamics, Inc., an application server software

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company, and Synopsys Inc., an electronic design automation software company. Mr. Seawell also serves on the boards of directors of NVIDIA Corporation, Informatica Corporation, SiTime Corporation, SugarCRM Inc. and Tableau Software, Inc. In addition, Mr. Seawell is an observer on the board of directors of Tabula Inc. Mr. Seawell also serves on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds a B.A. in economics from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Mr. Seawell’s more than 30 years of experience in technology finance and operations, including having served as Chief Financial Officer of two public companies, his experience in the venture capital industry and his experience as a director of high technology companies led the Board to conclude that he should serve as a director. In addition, our Board’s determination, in light of his experience as a principal financial officer and director overseeing or assessing the performance of companies and public accountants as described above, that Mr. Seawell is an “audit committee financial expert” lends further support to his financial acumen and qualifications for serving on our Board.

Continuing Class I Directors (whose terms expire at the 2014 annual meeting)

Hany M. Nada (Age 43)

Managing Director, GGV Capital

Mr. Nada has served as one of our directors since April 2005. Mr. Nada co-founded GGV Capital (formerly Granite Global Ventures) in 2000 and has served as a Managing Director since its inception. He has also served as Managing Director and Senior Research Analyst at Piper Jaffray & Co., specializing in Internet software and e-infrastructure. Mr. Nada also serves on the boards of directors of RootMusic, Inc., Tudou, Inc., Vocera Communications, Inc. and WildTangent, Inc. Mr. Nada holds a B.S. in economics and a B.A. in political science from the University of Minnesota.

Mr. Nada’s experience in the venture capital industry, which includes a focus on software, wireless applications, and multimedia, his knowledge of the China market, the expertise and insights into high technology companies that he gained during his tenure as Managing Director and Senior Research Analyst at Piper Jaffray & Co., his experience as a director of high technology companies and his relationship with entities owning a significant percentage of our common stock led the Board to conclude that he should serve as a director.

Benjamin T. Smith, IV (Age 44)

Chief Executive Officer, ShopCo

Mr. Smith has served as one of our directors since November 2010. Mr. Smith has been the Chief Executive Officer of ShopCo, the owner and operator of the Find n Save local shopping sites, since April 2012. Prior to joining ShopCo, Mr. Smith served as an independent director of and advisor to technology companies, including in his role as a Venture Partner at Accelerator Venture Capital, where he has served from December 2011 to the present. Previously, Mr. Smith served as the Chairman and Chief Executive Officer of WYBS, Inc. d/b/a MerchantCircle, a leading social network of small business owners, from when he co-founded the company in August 2004 until the company was sold to Reply.com in May 2011. Mr. Smith continued to serve as the President of Reply.com following such acquisition until August 2011. Mr. Smith served as the Senior Vice President of Corporate Development and a strategic advisor to Borland Software, a vendor of Open Application Lifecycle Management solutions, from March 2005 to October 2007 and the Chief Executive Officer of and an advisor to CodeGear, a division of Borland, from November 2006 to October 2007. Mr. Smith previously co-founded Spoke Software, a provider of social networking software that connects business professionals, in 2002, and served as its Chief Executive Officer from 2002 to 2004. Mr. Smith also served the Bush Administration as the Senior Advisor for Strategy and Planning to the Secretary of Transportation from 2001 to 2002. Prior to then, Mr. Smith was a Vice President and Partner at the strategic consulting firm, A.T. Kearney, and Vice President, Venture Development at EDS after A.T. Kearney was purchased by EDS. Mr. Smith continues to serve as on the board of directors of Spoke Software, as well as an advisor or investor in several other private companies, and provides advisory services to a number of high-technology companies. He also advised and led the board of directors of Tapulous Inc., a mobile social gaming company, from its founding in 2009 until its sale to The Walt Disney Co. in July 2010. Mr. Smith holds a Master’s degree from Carnegie Mellon University’s Tepper School of Business and a Bachelor’s degree in Mechanical Engineering from the University of California at Davis.

Mr. Smith’s extensive experience in the social networking industry, which includes having co-founded two social networking companies, and his experience as a director of high technology companies led the Board to conclude that he should serve as a director.

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Principles that are designed to assist the Board in observing practices and procedures that serve the best interests of Glu and those of our stockholders. The Nominating and Governance Committee is responsible for overseeing these Corporate Governance Principles and periodically making recommendations to the Board regarding any changes. These Corporate Governance Principles address, among other things, our policy on succession planning, retirement, Board performance evaluations, and committee structure.

We maintain a corporate governance page on our company website that includes key information about corporate governance matters, including copies of our Corporate Governance Principles, our Code of Conduct and Business Ethics for all employees, including our senior executive and financial officers, and the charter for each Board committee. The link to this corporate governance page can be found at www.glu.com/investors.

Board Responsibilities and Leadership Structure

Our Board oversees management’s performance on behalf of our stockholders. The Board’s primary responsibilities are to (1) select, oversee and determine compensation for our President and Chief Executive Officer who, with senior management, manages our day-to-day operations, (2) monitor management’s performance to assess whether we are operating in an effective, efficient and ethical manner to create value for our stockholders and (3) periodically review our long-range plans, business initiatives, capital projects and budget matters.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board held seven meetings during fiscal 2011 and acted by unanimous written consent once. The independent directors meet without management present at regularly scheduled executive sessions at each quarterly Board meeting and some special Board meetings. During 2011, the independent directors held executive sessions at five Board meetings. The Board has delegated certain responsibilities and authority to the committees described below. Committees report regularly to the full Board on their activities and actions.

The Board has designated Mr. Miller as its Chairman. We believe it is beneficial to separate the roles of Chief Executive Officer and Chairman to facilitate their differing roles in the leadership of our company. The role of the Chairman includes setting the agenda for, and presiding over, all meetings of the Board, including executive sessions of non-management or independent directors, providing input regarding information sent to the Board, serving as liaison between the Chief Executive Officer and the independent directors and providing advice and assistance to the Chief Executive Officer. Mr. Miller also is a key participant in establishing performance objectives and overseeing the process for the annual evaluation of our Chief Executive Officer’s performance. In addition, under our Bylaws, our Chairman has the authority to call special meetings of our Board and stockholders. In contrast, the Chief Executive Officer is responsible for handling our day-to-day management and direction, serving as a leader to the management team and formulating corporate strategy. Mr. Miller, as an independent director and our Chairman, brings experience, oversight and expertise from outside our company

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and industry, while Mr. de Masi, as a director and our Chief Executive Officer, brings company and industry-specific experience and expertise. We believe that this structure allows for a balanced corporate vision and strategy, which are necessary to address the challenges and opportunities we face.

Role of the Board in Risk Oversight

One of our Board’s key functions is providing oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our Nominating and Governance Committee monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements, and our Board is responsible for monitoring and assessing strategic risk exposure and other risks not covered by our committees.

The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports on the risks we face from our Chief Executive Officer or other members of management to enable us to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. However, it is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Director Independence

Our Board currently includes six independent directors, two of whom are standing for election at the Annual Meeting. To be considered independent under NASDAQ rules, a director may not be employed by Glu or engage in certain types of business dealings with us. In addition, as required by the rules of The NASDAQ Stock Market, the Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by our management with regard to each director’s business and personal activities as they relate to Glu and our management. In assessing director independence under The NASDAQ Stock Market rules, the Nominating and Governance Committee and the full Board reviewed relevant transactions, relationships and arrangements that may affect the independence of our Board members, including that (1) Mr. Miller served as our interim President and Chief Executive Officer from December 1, 2009 until January 4, 2010, (2) Ms. Mather was during 2011, and currently is, a director of Google Inc., a company with which we conduct business in the ordinary course, (3) each of Mr. Miller and Mr. Seawell are members of the board of directors of NVIDIA Corporation, a company with which we conduct business in the ordinary course, (4) Mr. Drapkin has a less than 10% ownership interest in Full Fathom Five, LLC, a company with which we have a commercial relationship, and (5) Mr. Seawell’s step-daughter was an employee of PricewaterhouseCoopers LLP, our independent registered public accounting firm, through April 2011, although she did not work on our audit. Following review of these transactions and other relevant standards, the Board has determined that each of Mr. Drapkin, Ms. Mather, Mr. Miller, Mr. Nada, Mr. Seawell and Mr. Smith is an independent director. The Board had also determined that Ellen F. Siminoff, who served as a Board member until June 2011, was an independent director.

Attendance at Board, Committee and Annual Stockholders Meetings

The Board expects that each director will prepare for, attend and participate in all Board and applicable committee meetings and that each Board member will see that other commitments do not materially interfere with his or her service on the Board. Our Corporate Governance Principles provide that non-employee directors may not serve on the boards of more than five public companies, and our Chief Executive Officer may not serve on the boards of more than two public companies, in each case including Glu.

No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he or she served. One of our directors attended the 2011 Annual Meeting of Stockholders. Under our Corporate Governance Principles, all directors are encouraged to attend the annual meetings of our stockholders.

Board Committees and Charters

The Board currently has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The members of each committee are appointed by the Board based on recommendations of the Nominating and Governance Committee. Each member of these committees is an independent director as determined by the Board in accordance with The NASDAQ Stock Market listing standards. Each committee has a charter and annually reviews its charter and makes recommendations to our Board for revision to reflect changes in laws and regulations and evolving best practices. Copies of each charter can be found on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link). Current committee members are as follows:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Matthew A. Drapkin	—	Chair	Member
Ann Mather	—	—	Member
William J. Miller	Member	—	Chair
Hany M. Nada	Member	Member	—
A. Brooke Seawell	Chair	—	—
Benjamin T. Smith, IV	—	Member	—

Audit Committee

The Audit Committee currently consists of three of our outside directors, Mr. Seawell, who is the committee chair, and Messrs. Miller and Nada. Mr. Miller was appointed to the Audit Committee in January 2011 in connection with the rotation of Ms. Mather from the Audit Committee to the Nominating and Governance Committee. In addition, Mr. Seawell became chairman of the Audit Committee in January 2011 in connection with the rotation of Ms. Mather from the Audit Committee. The composition of our Audit Committee meets the requirements for independence under the current rules and regulations of The NASDAQ Stock Market and the SEC. Each member of our Audit Committee is financially literate. Our Board has determined that Mr. Seawell is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K, and that Ms. Mather qualified as an “audit committee financial expert” during her service on the committee. The Audit Committee met ten times during 2011, including holding an executive session with our independent registered public accounting firm at nine of those meetings. The responsibilities and activities of the Audit Committee are described in greater detail in the section titled “Audit Committee Report” in this proxy statement and the committee’s charter, which was most recently revised in January 2012 and is available on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).

Compensation Committee

The Compensation Committee currently consists of three of our outside directors, Mr. Drapkin, who is the committee chair, Mr. Nada and Mr. Smith. Mr. Smith joined the Compensation Committee in April 2011 to replace Ellen Siminoff following her decision not to stand for re-election at the 2011 Annual Meeting of Stockholders. The composition of the Compensation Committee meets the requirements for independence under the current rules and regulations of The NASDAQ Stock Market, the SEC and the Internal Revenue Code (the

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“Code”). The Compensation Committee, which met six times and acted by written consent ten times during 2011, discharges the responsibilities of our Board relating to compensation of our executive officers and oversees our company-wide cash and equity compensation programs. The responsibilities and activities of the Compensation Committee are described in greater detail in the section titled “Compensation Discussion and Analysis” in this proxy statement and in the Compensation Committee’s charter, which was most recently revised in January 2011 and is available on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of three of our outside directors, Mr. Miller, who is the committee chair, Mr. Drapkin and Ms. Mather. Ms. Mather joined the Nominating and Governance Committee in April 2011 to replace Ms. Siminoff following her decision to not stand for re-election at the 2011 Annual Meeting of Stockholders. The composition of our Nominating and Governance Committee meets the requirements for independence under the current rules and regulations of The NASDAQ Stock Market and the SEC. Our Nominating and Governance Committee, which met twice during 2011, makes recommendations to the Board regarding Board and committee composition and appropriate corporate governance standards, reviews related party transactions and administers our Code of Business Conduct and Ethics and Corporate Governance Principles, among other things. The responsibilities and activities of the Nominating and Governance Committee are described in greater detail in the committee’s charter which was most recently revised in April 2010, and is available on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).

Compensation Committee Interlocks and Insider Participation

During 2011, Messrs. Drapkin, Nada and Smith and Ms. Siminoff each served on the Compensation Committee. None of these individuals is or has been an officer or employee of Glu or any of our subsidiaries. There are no other relationships between committee members and Glu or any other company that are required to be disclosed under this caption by SEC regulations.

DIRECTOR COMPENSATION

Overview

The Compensation Committee and the Nominating and Governance Committee evaluate the appropriate level and form of compensation for non-employee directors and recommend changes to the Board when appropriate. On October 21, 2010 our Board adopted the following program, amending our then-existing program, with respect to the compensation of our non-employee directors:

•	Non-employee directors receive an annual cash retainer of $20,000;

•	The Chairman of our Board receives an additional annual cash retainer of $15,000

•	The chair of the Audit Committee receives additional annual cash compensation of $15,000;

•	The chair of the Compensation Committee receives additional annual cash compensation of $15,000;

•	The chair of the Nominating and Governance Committee receives additional annual cash compensation of $5,000; and

•

Each non-employee director receives additional annual compensation of $5,000 for service on each of the Audit Committee, Compensation Committee or Nominating and Governance Committee, other than as chair.

All cash compensation to directors is paid in arrears in quarterly installments upon continuing service. We also reimburse our directors for reasonable expenses in connection with attendance at Board and committee meetings.

Each new non-employee director is eligible to receive an initial equity award of, at each director’s discretion, either (1) a grant of a number of shares of our restricted stock with a then fair market value equal to $150,000, or 20,000 shares, whichever is less, or (2) an option to purchase three times as many shares of our common stock, calculated based on such lesser amount. This initial grant vests with respect to 16 2/3% of the underlying shares after six months and thereafter vests in equal monthly installments over the next 30 months.

Our non-employee director compensation program provides that each non-employee director receives an annual grant, at each director’s discretion, of either (1) 16,667 shares of restricted stock or (2) an option to purchase 50,000 shares of our common stock. In either case, this annual grant vests in equal monthly installments over one year.

Each of Messrs. Drapkin, Miller, Nada, Seawell and Smith and Ms. Mather elected to receive a stock option grant as his or her annual award for 2011, which was granted on June 3, 2011 following our 2011 Annual Meeting of Stockholders. Each of these directors received an option to purchase 50,000 shares of our common stock with an exercise price of $5.34 per share, which option vests pro rata monthly over one year. In addition, each of the stock options held by our non-employee directors will accelerate in full immediately prior to a change in control of Glu.

We do not provide additional compensation to Mr. de Masi for his service on our Board because he is one of our executive officers.

Director Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as a non-employee director during 2011.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2)(3) ($)	Total ($)
Matthew A. Drapkin	40,000	131,450	171,450
Ann Mather	24,600	131,450	156,050
William J. Miller	44,625	131,450	176,075
Hany M. Nada	30,000	131,450	161,450
A. Brooke Seawell	34,250	131,450	165,700
Ellen F. Siminoff(4)	11,511	—	—
Benjamin T. Smith, IV	23,475	131,450	154,925

(1)	Amounts shown in this column do not reflect dollar amounts actually received by the non-employee director. Instead, these amounts reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 (formerly SFAS 123R) of each stock option award. See Note 10 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011 for a description of the ASC Topic 718 methodology and assumptions.
(2)	On June 3, 2011, following our 2011 Annual Meeting of Stockholders, each of Messrs. Drapkin, Miller, Nada, Seawell and Smith and Ms. Mather received an option to purchase 50,000 shares of our common stock with an exercise price of $5.34 per share.
(3)	The aggregate number of outstanding stock options held by each of our non-employee directors as of December 31, 2011 was: Mr. Drapkin: 110,000; Ms. Mather: 196,385; Mr. Miller: 196,081; Mr. Nada: 154,718; Mr. Seawell: 138,052; and Mr. Smith: 110,000.
(4)	As of June 2, 2011, Ms. Siminoff no longer served as one of our directors.

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STOCKHOLDER MATTERS

Stockholder Communications with Directors

Stockholders may communicate with the Board by sending an email to bod@glu.com, or by sending written correspondence to: Board, c/o Corporate Secretary, Glu Mobile Inc., 45 Fremont Street, Suite 2800, San Francisco, California 94105. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The Board has instructed the Corporate Secretary to review all correspondence and to determine, in his discretion, whether matters submitted are appropriate for Board consideration. In particular, the Board has directed that communications such as product or commercial inquiries or complaints, resume and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the Board. In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. The Corporate Secretary may forward certain communications to another person or department for review and possible response.

Stockholder Recommendations of Director Candidates

The Nominating and Governance Committee will consider nominees recommended by stockholders for election as directors. If a stockholder would like to recommend a director candidate for our 2013 Annual Meeting of Stockholders, the stockholder must deliver notice in writing to the Corporate Secretary, Glu Mobile Inc., 45 Fremont Street, Suite 2800, San Francisco, California 94105. Such notice must set forth the information required under our Bylaws to be included in the notice. A copy of our Bylaws may be obtained from the SEC’s website.

Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate. In conducting its review and evaluation, the Nominating and Governance Committee may solicit the views of management, other members of the Board and other individuals it believes may have insight into a candidate’s qualifications and the needs of the Board and its committees. Candidates for the Board are generally selected based on desired skills and experience in the context of the existing composition of the Board and needs of the Board and its committees at that time, including the requirements of applicable rules and regulations of the SEC and The NASDAQ Stock Market. The Nominating and Governance Committee will consider these needs and further evaluate each candidate’s qualifications based on their independence, integrity, collegiality, diversity, skills, financial, technical, operational and other expertise and experience, breadth of experience, practical wisdom, judgment, knowledge about our business or industry, personal and professional ethics, availability and commitment to representing and enhancing the long-term interests of our stockholders. From time to time, the Nominating and Governance Committee may also identify and consider other factors that reflect our environment as it evolves or that it believes will otherwise contribute to the Board’s overall effectiveness and our success. Although the Nominating and Governance Committee does not have a specific policy on diversity, the committee considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all candidates, and will choose candidates to recommend for nomination based on the specific needs of the Board and Glu at that time. Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate candidates, the Nominating and Governance Committee has no stated minimum criteria for candidates. All candidates, including those nominated by stockholders, are evaluated in the manner described above. Final approval of nominees to be presented for election is determined by the full Board.

Stockholder Proposals for the 2013 Annual Meeting of Stockholders

Under SEC Rule 14a-8, any stockholder who intends to present a proposal for inclusion in our 2013 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by December 28, 2012. Any stockholder who wishes to bring a proposal or nominate a person for election to the Board at the 2013 Annual Meeting of Stockholders must provide written notice of the proposal or nomination to our Corporate Secretary, at our principal executive offices, between February 22, 2013 and March 24, 2013. In addition, our stockholders must comply with the procedural requirements in our Bylaws, which stockholders can obtain from us upon request. Our Bylaws are also on file with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common stock as of April 16, 2012 by:

•	Each Named Executive Officer (defined in “Compensation Discussion and Analysis” below);

•	Each of our directors;

•	All current executive officers and directors as a group; and

•	All persons known to us to beneficially own 5% or more of our common stock.

We calculated the “Percent of Class” based on 64,503,407 shares of common stock outstanding on April 16, 2012. In accordance with SEC regulations, we also included shares subject to options that are currently exercisable or will become exercisable within 60 days of April 16, 2012. Those shares are deemed to be outstanding and beneficially owned by the person holding such option for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the persons in this table is as: c/o Glu Mobile Inc., 45 Fremont Street, Suite 2800, San Francisco, California 94105.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders:
New Enterprise Associates 10, L.P.(1)	5,919,443	9.1
Becker Drapkin Partners(2)	3,295,500	5.0

Directors and Named Executive Officers:
Niccolo M. de Masi(3)	833,332	1.3
Eric R. Ludwig(4)	651,669	1.0
Adam Flanders(5)	193,783		*
Kal Iyer(6)	42,042		*
Giancarlo Mori(7)	—	—
Matthew A. Drapkin(8)	3,626,900	5.5
Ann Mather(9)	200,051		*
William J. Miller(10)	206,081		*
Hany M. Nada(11)	2,634,718	4.1
A. Brooke Seawell(12)	148,052		*
Benjamin T. Smith, IV(13)	110,000		*
All directors and executive officers as a group (10 persons)(14)	8,646,628	12.6%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	The information provided with respect to this stockholder is based upon a Schedule 13D filed by such stockholder with the SEC on September 2, 2010. All shares are held by New Enterprise Associates 10, L.P. (“NEA 10”). NEA Partners 10, L.P, which is the sole general partner of NEA 10, has six individual general partners, Michael James Barrett, Peter J. Barris, C. Richard Kramlich, Charles W. Newhall III, Mark W. Perry and Scott D. Sandell, who collectively determine the voting and disposition of the shares. The address for New Enterprise Associates 10, L.P. is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093. See footnote (12) regarding the relationship between this stockholder and Mr. Seawell.

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(2)	The information provided is based upon a Schedule 13D/A filed by the stockholders with the SEC on January 9, 2012. Represents (i) 1,601,570 shares held by Becker Drapkin Partners (QP), L.P., (ii) 193,930 shares held by Becker Drapkin Partners L.P., (iii) an immediately exercisable warrant to purchase 1,335,000 shares of common stock held by Becker Drapkin Partners (QP), L.P. and (iv) an immediately exercisable warrant to purchase 165,000 shares of common stock held by Becker Drapkin Partners L.P. BC Advisors, LLC (“BCA”) is the general partner of Becker Drapkin Management, L.P., which is the general partner of each of Becker Drapkin Partners (QP), L.P. and Becker Drapkin Partners, L.P. Matthew A. Drapkin, who has served as one of our directors since May 2010, is one of the members of BCA along with Steven R. Becker. Through their control of BCA, Messrs. Drapkin and Becker possess sole voting and investment control over our shares held by the funds named above. Mr. Drapkin disclaims beneficial ownership of the shares beneficially owned by each of these funds except to the extent of his pecuniary interest therein. The address of each of the stockholders is 300 Crescent Court, Suite 1111, Dallas, Texas 75201.
(3)	Represents 833,332 shares subject to options that are exercisable within 60 days of April 16, 2012.
(4)	Includes 579,658 shares subject to options that are exercisable within 60 days of April 16, 2012.
(5)	Includes 133,747 shares subject to options that are exercisable within 60 days of April 16, 2012.
(6)	Represents 42,042 shares subject to options that are exercisable within 60 days of April 16, 2012.
(7)	Mr. Mori ceased to be an executive officer of Glu effective as of August 1, 2011.
(8)	Includes (i) 1,601,570 shares held by Becker Drapkin Partners (QP), L.P., (ii) 193,930 shares held by Becker Drapkin Partners L.P., (iii) an immediately exercisable warrant to purchase 1,335,000 shares of common stock held by Becker Drapkin Partners (QP), L.P. and (iv) an immediately exercisable warrant to purchase 165,000 shares of common stock held by Becker Drapkin Partners L.P. Mr. Drapkin is one of the members of BCA along with Steven Becker. Through their control of BCA, Messrs. Drapkin and Becker possess sole voting and investment control over our shares held by the funds listed above. Mr. Drapkin disclaims beneficial ownership of the shares beneficially owned by each of the funds listed above except to the extent of his pecuniary interest therein. Also includes 110,000 shares subject to options that are exercisable within 60 days of April 16, 2012, of which 18,334 shares were unvested as of such date and remain subject to our right of repurchase, and 100,000 shares subject to an immediately exercisable warrant.
(9)	Includes 196,385 shares subject to options that are exercisable within 60 days of April 16, 2012.
(10)	Includes 196,081 shares subject to options that are exercisable within 60 days of April 16, 2012.
(11)	Includes (i) 2,431,640 shares held by Granite Global Ventures II L.P. and (ii) 48,360 shares held by GGV II Entrepreneurs Fund L.P. Mr. Nada is a managing director of the general partner of the foregoing entities, which has nine individual managing directors, and shares voting and investment power with respect to the shares held by these entities with the other managing directors of the general partner. Mr. Nada disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interests in these entities. Also includes 154,718 shares subject to options that are exercisable within 60 days of April 16, 2012.
(12)	Represents 10,000 shares held by The Rosemary and A. Brooke Seawell Revocable Trust and 138,052 shares subject to options that are exercisable within 60 days of April 16, 2012. Excludes 5,919,443 shares held by NEA 10. Mr. Seawell is a venture partner of NEA Development Corp., an entity that provides administrative services to the foregoing entities. Mr. Seawell does not have voting or dispositive power with respect to any of the shares held by NEA 10, and disclaims beneficial ownership of any securities held by them, except to the extent of his respective proportionate pecuniary interests in these entities.
(13)	Represents 110,000 shares subject to options that are exercisable within 60 days of April 16, 2012, of which 28,334 shares were unvested as of such date and remained subject to our right of repurchase.
(14)	Represents the shares included in footnotes (3) through (6) and (8) through (13). Includes 2,494,015 shares subject to options that are exercisable within 60 days of April 16, 2012, of which 46,668 shares were unvested as of such date and remained subject to our right of repurchase, and 1,600,000 shares subject to immediately exercisable warrants. Excludes the shares indicated to be excluded in footnote (12).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during 2011.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

The Compensation Committee, comprised of three non-employee members of our Board, oversees our compensation plans and policies, approves the compensation of our executive officers and administers our stock compensation plans. The Compensation Committee’s basic responsibilities are to review the performance of our management in achieving corporate goals and objectives and to ensure that our executive officers are compensated effectively in a manner consistent with our strategy and competitive practices. This Compensation Discussion and Analysis (“CD&A”) contains a discussion and analysis of the compensation approved by the Compensation Committee and earned by or paid to the executive officers named below in 2011 who are included in the “Summary Compensation Table” below (our “Named Executive Officers”):

•	Niccolo M. de Masi, our President and Chief Executive Officer;

•	Eric R. Ludwig, our Executive Vice President and Chief Financial Officer;

•	Adam Flanders, our Senior Vice President, Business Development and Communications and former Senior Vice President, Sales and Marketing;

•	Kal Iyer, our Senior Vice President, Research and Development; and

•	Giancarlo Mori, our former Chief Creative Officer.

In April 2012, our Board of Directors determined that due to changes in each of Mr. Flanders’ and Mr. Iyer’s job responsibilities that occurred subsequent to their respective designation as an executive officer of Glu, they would no longer be deemed executive officers of Glu. In connection with this determination, Mr. Flanders’ title was changed from Senior Vice President, Sales and Marketing to Senior Vice President, Business Development and Communications. Mr. Mori’s employment with Glu terminated effective as of August 2, 2011.

Compensation Philosophy and Objectives

The Compensation Committee has established a compensation program for executive officers designed to attract individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time and to retain those individuals who continue to perform at or above the levels that we expect. It is also designed to reinforce a sense of ownership, urgency and overall entrepreneurial spirit and to link rewards to measurable corporate and, where appropriate, individual performance. We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific long-term and strategic goals, and which aligns executive officers’ interests with those of the stockholders by rewarding performance of established goals, with the ultimate objective of creating stockholder value. The Compensation

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Committee evaluates compensation to ensure that we maintain the ability to attract and retain talented employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executive officers of our peer companies. To that end, the Compensation Committee believes that executive compensation packages provided by us to our executive officers should include both cash and stock-based compensation that reward performance against established goals.

The Compensation Committee works within the framework of a pay-for-performance philosophy to determine each component of an executive officer’s compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that the Compensation Committee reviews;

•	the demand for personnel with the individual’s specific expertise and experience at the time of hire or review;

•	performance goals and other expectations for the position, where appropriate;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	compensation data of peer companies for similar positions.

The Compensation Committee performs at least annually a strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation and whether they appropriately compensate our executive officers relative to comparable executive officers in other companies with which we compete for executives. In making compensation decisions related to incentive compensation, the Compensation Committee gives significant weight to our financial performance relative to our operating plan approved by the Board, and with respect to equity compensation considers the existing equity awards held by our executive officers.

Components of Executive Compensation

In 2011, our executive officers were compensated through the following compensation elements, each designed to achieve one or more of our overall compensation objectives:

Component	How Determined	Objective
Base Salary	Market data and scope of the executive’s responsibilities	Attract and retain experienced executives

Non-Equity Incentive (Cash) Bonus Plan	Market data and scope of executive’s responsibility and based on achieving pre-established corporate financial objectives	Motivate executives to achieve our 2011 financial plan and to achieve strategic goals

Long-Term Equity Incentive Awards	Market data, scope of executive’s responsibility and value of existing equity awards	Align interests of our executives with our stockholders

The Compensation Committee views these components of compensation as related but distinct. Although the Compensation Committee reviews total compensation, it does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The Compensation Committee determines the appropriate level for each compensation component based on our compensation philosophy discussed above. Except as described in this CD&A, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our Named Executive Officers have the ability to directly influence our overall performance, so a greater portion of their pay is tied to short and long-term incentive programs than is the case for most of our other employees. In addition, the Compensation Committee’s philosophy is to make a greater percentage of an employee’s compensation performance-based as he or she becomes more senior and to keep cash compensation to the minimum competitive level while providing the opportunity to be well rewarded through equity if we perform well over time, consistent with our pay-for-performance culture.

Benchmarking

For the Compensation Committee’s October 7, 2010 meeting, Compensia, the Compensation Committee’s compensation consultant, prepared a report regarding the compensation for our then current executive officers, which consisted of Mr. de Masi, Mr. Ludwig and Mr. Iyer. The Compensia report did not address the compensation of Mr. Mori, since he was not designated an executive officer until November 2, 2010, or Mr. Flanders, since he was not designated an executive officer until August 1, 2011. The Compensia report analyzed the compensation of our executive officers based on data from (1) the Radford July 2010 High-Tech Executive Survey of primarily public and some private high-technology companies, limited to companies with revenues between $50 million and $200 million, and (2) a group of peer companies. Compensia selected the peer companies based on the Compensation Committee’s instructions to select companies that were comparable to Glu with respect to their revenues (the annual revenues of each peer company were between approximately $40 million and $80 million), market capitalization (the market capitalization of each peer company was between approximately $50 million and $150 million), industry (all of the peer companies were in the entertainment or software industries) and location (an emphasis was placed with respect to identifying peer companies in the San Francisco Bay Area). The peer companies identified by Compensia, based on the Compensation Committee’s instructions, were as follows:

• American Software	• Guidance Software	• Scientific Learning
• Callidus Software	• Innodata Isogen	• Spark Networks
• Convio	• Local.com	• TheStreet.com
• FalconStor Software	• Pervasive Software	• Ulticom
• Geeknet	• Phoenix Techologies	• Veraz Networks

When analyzing the appropriateness of the compensation of Messrs. de Masi, Ludwig and Iyer, the Compensation Committee reviewed the percentile information set forth in the Compensia report as measured against the companies contained in the Radford survey specified above. The Compensation Committee reviewed this percentile information to determine whether it was compensating these executive officers at a level commensurate with similarly situated executives. The Compensation Committee did not, however, have specific percentile goals in mind for establishing the compensation of Messrs. de Masi, Ludwig and Iyer for 2011; the committee’s goal was to balance our stockholders’ interests in paying what was necessary, but not significantly more than necessary (particularly in light of our declining revenues and the shift in our business strategy to focus on creating freemium games for smartphones), to retain the services of these executives and motivate them to achieve our annual financial plan and individual strategic goals, while conserving cash and equity as much as practicable.

In addition to reviewing the percentile information contained in the Compensia report, the Compensation Committee also considered a number of additional factors in making executive compensation decisions, including our overall performance, each executive officer’s overall performance, the scope of responsibility of each executive officer and the then-current compensation and equity holdings of each executive officer. In analyzing the data with respect to Mr. Iyer, the committee took into account the fact that although the compensation of Mr. Iyer was benchmarked against that of chief technology officers of the peer companies (the next closest role at the peer companies), Mr. Iyer was not in fact our chief technology officer and, as a result, the data for Mr. Iyer needed to be evaluated accordingly.

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At the Compensation Committee’s October 6, 2011 meeting, Compensia presented an updated report regarding the compensation for our then current executive officers, which consisted of Mr. de Masi, Mr. Ludwig, Mr. Iyer and Mr. Flanders. The Compensia report did not address the compensation of Mr. Mori since his employment with Glu terminated effective as of August 1, 2011. The Compensia report analyzed the compensation of our executive officers based on data from (1) the Radford July 2011 High-Tech Executive Survey of primarily public and some private high-technology companies, limited to companies with revenues between $50 million and $200 million, and (2) an updated group of peer companies. Compensia selected the revised set of peer companies based on the Compensation Committee’s instructions to select companies that better reflected our then current size and profile. In addition to again emphasizing the selection of peer companies that were in the entertainment or software industries and located in the San Francisco Bay Area, Compensia chose companies that had annual revenues that were between approximately $50 million and $200 million and a market capitalization of between approximately $100 million and $400 million. The peer companies identified by Compensia, based on the Compensation Committee’s instructions, were as follows (companies listed in bold were also included in the previous year’s set of peer companies):

• Actuate	• Guidance Software	• Pros Holdings
• American Software	• Internet Capital Group	• Saba Software
• Callidus Software	• Keynote Systems	• Stamps.com
• Convio	• Magma Design Automation	• Vasco Data Security
• Demandtec	• Openware Systems	• Vocus
• Geeknet	• PDF Solutions	• XO Group

The Compensation Committee utilized the October 2011 report prepared by Compensia to assist it in determining the stock options granted to Messrs. de Masi, Ludwig, Iyer and Flanders in October 2011. The market data for Mr. Ludwig was increased by 5% to reflect the fact that Mr. Ludwig had additional responsibilities than the typical chief financial officer, having assumed direct oversight of our China operations in August 2011 and also having served as our Chief Administrative Officer during 2011.

We believe that, given the industry in which we operate and the corporate culture that we have created, the executive compensation levels that we have established are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required.

Base Salary

The Compensation Committee fixes executive officer base compensation at a level it believes enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals, where applicable taking into account the benchmarking information previously provided by Compensia. The Compensation Committee also takes into account the base compensation payable by companies believed to be our competitors and by other companies it believed we generally compete with for executive officer talent. The base salaries of executive officers are determined at the time of hiring by evaluating the responsibilities of the position held and the experience and performance of the individual. The Compensation Committee reviews executive salaries annually, typically in the fourth quarter, and adjusts them as appropriate to reflect changes in executive compensation trends in our industry, individual performance and responsibility, prior experience and salary history. In instances where an executive officer is uniquely key to our success or has a role that does not exactly match any benchmarked data, the Compensation Committee takes these factors into consideration. In the event of a promotion during the year, base salaries may be increased at mid-year to reflect increased responsibilities.

The table below sets forth the salaries for each of Named Executive Officers for 2011 as compared to 2010:

Named Executive Officer	2010 Salary	2011 Salary
Niccolo M. de Masi	$350,000	$350,000
Eric R. Ludwig	275,000	275,000
Adam Flanders	200,000	225,000
Kal Iyer	240,000	240,000
Giancarlo Mori	220,000	220,000

The annual base salary of Mr. Flanders was increased on August 1, 2011 from $200,000 to $225,000 in connection with his promotion to Senior Vice President, Sales and Marketing. The Compensation Committee believed that this increase was merited in light of Mr. Flanders’ key role with us and his significantly increased responsibilities. The committee also took note of the fact that Mr. Flanders’ base salary was slightly lower than that of Mr. Iyer, but that his target bonus percentage was slightly higher than Mr. Iyer.

The Compensation Committee determined to keep the base salaries of Messrs. de Masi, Ludwig, Iyer and Mori for 2011 at their 2010 levels. The Compensation Committee believed that given the fact that we were still in the midst of transitioning our business strategy (we had historically created premium games for feature phones based on licensed intellectual property, but since early 2010 we have focused our efforts on creating freemium games for smartphones based on our own intellectual property), it was not appropriate to increase the base salaries of our executive officers. Instead, the Committee believed that if management was successful in transitioning us to this new business strategy, the named executive officers would be rewarded through payments from our 2011 Executive Bonus Plan, as discussed below. In addition, with respect to Messrs. Iyer and Mori, the Compensation Committee also considered the fact that they had only been operating in their current roles since July 2010 and August 2010, respectively, and that it was premature to consider any increase to their base salary.

Cash Bonuses under Our Non-Equity Incentive Plan

The Compensation Committee designs our executive bonus plan to focus management on, and reward them for, achieving key corporate financial objectives. The Compensation Committee utilizes cash bonuses to reward performance achievements with a time horizon of one year or less, while utilizing salary as the base amount necessary to match our competitors for executive talent.

Our 2011 Executive Bonus Plan was adopted by the Compensation Committee in February 2011 and linked the payment of bonuses to our executive officers, other than Mr. Flanders (who was instead compensated under our Fiscal Year 2011 Variable Compensation Plan for North America Sales Department (the “2011 North America Sales Plan”), as discussed in further detail below), based on our achievement of company financial and operational goals that were designed to be closely aligned with our business strategy of creating freemium games for smartphones based on our own intellectual property. For Mr. de Masi and Mr. Ludwig, their annual bonuses were linked to our annual operational smartphone revenues for 2011, the average number of daily active users of our smartphone games in December 2011 and our net cash balance at December 31, 2011. The bonuses of Mr. Iyer and Mr. Mori were linked to these same operational smartphone revenues and daily active users goals, but their bonuses were not dependent on our net cash balance at December 31, 2011. These metrics are discussed in further depth below.

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The 2011 Executive Bonus Plan provided for the payment to each of our executive officers (except Mr. Flanders) of a maximum annual bonus equal to a percentage of the executive officer’s current annual base salary that had been approved by the Compensation Committee. The 2011 targets and actual bonuses earned for our Named Executive Officers are set forth below.

Named Executive Officer	2010 Target Percentage	2011 Target Percentage	2011 Salary	2011 Target Bonus	2011 Bonus Earned
Niccolo M. de Masi	80%	80%	$350,000	$280,000	$420,000
Eric R. Ludwig	60%	60%	275,000	165,000	247,500
Kal Iyer	40%	40%	240,000	96,000	144,000
Giancarlo Mori	30%	30%	220,000	66,000	—	(1)

(1)	Mr. Mori’s employment with Glu terminated effective as of August 1, 2011 and, as a result, he was not eligible to receive a bonus pursuant to the terms of the 2011 Executive Bonus Plan.

In light of the developments in our business, industry and financial position, the Compensation Committee felt that the annual bonus under our 2011 Executive Bonus Plan should be based on our executive officers’ success as a team in achieving the corporate operational and financial goals discussed above. The Compensation Committee believed it to be preferable to have the annual bonuses for our executive officers be based on objective measures that reflected the achievement of significant corporate operational and financial goals rather than the achievement of more subjective individual goals that were not correlated as precisely with our overall success. The Compensation Committee chose operational smartphone revenues and daily active users of our smartphones games because it believed that these measures would best reflect whether we had demonstrated measurable success with respect to achieving our strategic goals. The Compensation Committee determined to utilize operational, rather than GAAP, smartphone revenues because GAAP accounting rules require certain smartphone revenues to be recognized over a number of months and deferred into 2012, and the committee believed that operational smartphone revenues would be a better indicator of our success during 2011. The Compensation Committee chose to measure the average number of daily active users of our smartphone games in December 2011 because this was the last calendar month of 2011 and would best demonstrate how many consumers were playing and engaged with our portfolio of freemium smartphone games (generally representative of our cumulative momentum in freemium smartphone games to that point in time). Finally, given our constrained liquidity position and the need to reduce expenses while repositioning the company in accordance with the revised business strategy, the Compensation Committee believed it appropriate to reward Mr. de Masi and Mr. Ludwig, who were the two executives who had the most influence over both our revenues and our operating expenses, if we were to achieve a certain net cash position as of December 31, 2011. The Compensation Committee elected to award bonuses annually because the committee believed a more long-term orientation was appropriate given the uncertainty and unpredictability of operations in a small company in an uncertain economic and industry environment; the committee believed that management should not be rewarded for one or two successful quarters if performance for the entire year did not meet or exceed the targets.

Our 2011 Executive Bonus Plan provided that, for each of Mr. de Masi and Mr. Ludwig, 60% of his bonus could be earned based on Glu achieving at least 100% of our smartphone revenue target, 20% could be earned based on Glu achieving at least 100% of our smartphone daily active users target and 20% of his bonus could be earned based on Glu achieving at least 100% of our net cash target, with each component of the bonus evaluated independently of the other. For each of Mr. Iyer and Mr. Mori, 70% of his bonus could be earned based on us achieving at least 100% of our smartphone revenue target and 30% could be earned based on Glu achieving at least 100% of our smartphone daily active users target, with each component of the bonus evaluated independently of the other. If we met any component at 100% of our plan, then the Named Executive Officer would earn all of the potential bonus related to that component, whether or not we met any of the other components at the 100% target. In addition, the 2011 Executive Bonus Plan provided for potential supplemental bonus compensation aggregating up to an additional 50% of each individual’s target bonus payout, which could be achieved in specified increments, based on over-achievement in the categories described above.

The Compensation Committee established the 2011 target operational and financial measures in February 2011, and these measures were closely aligned with our 2011 annual operating plan approved by our Board in January 2011. The 2011 target and actual operational and financial measures for purposes of our 2011 Executive Bonus Plan were as follows:

2011 Operation and Financial Measures	Target	Actual
Operational Smartphone Revenues for 2011	$29.0 million	$40.5 million
Average Daily Active Users in December 2011	3.0 million	2.9 million
Net Cash Balance at December 31, 2011	$15.0 million	$32.2 million

As indicated above, we exceeded each of the smartphone revenues and net cash balance goals at the 100% of target threshold, but did not achieve the average daily active users goal. However, the terms of the 2011 Executive Bonus Plan provided that if we sufficiently overachieved in either the annual smartphone revenues or the daily active users goals (but not the net cash goal), the executives would earn supplemental bonus compensation that could potentially make up for any bonus targets that we did not achieve. For example, with respect to operational smartphone revenues, the 2011 Executive Bonus Plan provided that the executives would receive supplemental bonus compensation for every $1.0 million that operational smartphone revenues exceeded the $29.0 million target, at 9.375% increments for Mr. de Masi and Mr. Ludwig and 8.75% increments for Mr. Iyer and Mr. Mori. Since our annual smartphone revenues for 2011 exceeded the goal by $11.5 million, Mr. de Masi and Mr. Ludwig received 103.125% in supplemental bonus compensation for this component of the bonus plan and Mr. Iyer received 96.25%. Accordingly, Mr. de Masi and Mr. Ludwig earned 60% of their bonus for meeting the annual smartphone revenues goal of $29.0 million, an additional 103.125% in supplemental bonus compensation for exceeding such threshold by $11.5 million and 20% for achieving the net cash goal, for a total of 183.125% achievement. Mr. Iyer earned 70% of his bonus for meeting the annual smartphone revenues goal of $29.0 million and an additional 96.25% in supplemental bonus compensation for exceeding such threshold by $11.5 million, for a total of 166.25% achievement. However, the terms of the 2011 Executive Bonus Plan capped each executive’s total potential payout at 150% of their total annual salary, which is the bonus payout that each of Messrs. de Masi, Ludwig and Iyer received.

Because Mr. Flanders was not promoted to an executive officer position until August 1, 2011, he remained on the 2011 North America Sales Plan, rather than the 2011 Executive Bonus Plan, for the entirety of 2011; the Compensation Committee believed it was not appropriate to move Mr. Flanders between plans more than halfway into the calendar year. Because none of the participants in the 2011 North America Sales Plan were our executive officers (other than Mr. Flanders subsequent to his promotion), the terms of the 2011 North America Sales Plan were reviewed and approved by Mr. de Masi and Mr. Ludwig rather than the Compensation Committee.

The 2011 North America Sales Plan provided for the payment to Mr. Flanders of a target quarterly bonus equal to 50% of his quarterly base salary, which bonus was based solely on the amount of operational revenue that we generated from North America during each quarter of 2011. The 2011 North America Sales Plan provided that Mr. Flanders would not earn any bonus for a quarter unless we achieved at least 90% of the North America operational revenue goal for such quarter. At 90% achievement, Mr. Flanders would receive a bonus equal to 50% of his target bonus for such quarter, with each additional 1% achievement resulting in an incremental increase to Mr. Flanders’ bonus payout by 5%, such that Mr. Flanders would receive his full target quarterly bonus at 100% achievement of the North America operational revenue goal for such quarter. In addition, the 2011 North America Sales Plan provided for potential supplemental bonus compensation of up to an additional 50% of Mr. Flanders’ target bonus payout, based on over-achievement in the quarterly North America operational revenue goal; each 1% achievement above 100% achievement of the North America operational revenue goal for such quarter resulted in an additional 1% increase in Mr. Flanders’ bonus.

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The target and actual North America operational revenue measures for purposes of the 2011 North America Sales Plan were as follows:

Period	Target	Actual
First Quarter of 2011	$8.9 million	$10.1 million
Second Quarter of 2011	$9.2 million	$12.2 million
Third Quarter of 2011	$10.2 million	$11.2 million
Fourth Quarter of 2011	$12.3 million	$16.2 million

Based on our achievement of the North America operational revenue goal targets set forth above, Mr. Flanders received a total payout under the 2011 North America Sales Plan of $148,052.

Equity Compensation

We utilize initial and refresh stock option grants to reward long-term performance, with strong corporate performance and extended executive officer tenure producing potentially significant value for each executive officer. Generally, a significant stock option grant is made in the year when an executive officer commences employment with us. This grant is made within our written guidelines for new hire grants, consistent with the executive officer’s position and considering also the benchmarks. The size of each grant is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for significant equity compensation and is based upon the grant guidelines, the data contained in the reports prepared by Compensia, the individual’s position with us and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors varies from individual to individual at the Compensation Committee’s discretion. Adjustments may be made as the Compensation Committee deems reasonable to attract candidates. These initial grants vest over four years and no shares vest before the one year anniversary of the executive’s employment. The Compensation Committee generally spreads the vesting of our options over four years to compensate executive officers for their contribution over a period of time.

On October 21, 2010, in connection with their annual review of executive officer compensation, the Compensation Committee approved the granting of stock options to Messrs. de Masi, Ludwig, Iyer and Mori in the amounts of 450,000 shares, 200,000 shares, 200,000 shares and 100,000 shares, respectively. However, due to a then-existing provision contained in our 2007 Equity Incentive Plan limiting the number of shares that we could award to any of our employees under our 2007 Equity Incentive Plan in any calendar year to no more than 333,333 shares, the Committee was required to bifurcate the awards to Messrs. de Masi, Ludwig and Iyer into two separate grants. Consequently, Messrs. de Masi, Ludwig and Iyer received stock option awards in October 2010 for 333,333 shares, 133,333 shares and 108,333 shares, respectively, and the balance of these grants were awarded to these executive officers on January 3, 2011, the first trading day of 2011. Each of these grants were made under our 2007 Equity Incentive Plan and vested with respect to 25% of the underlying shares on October 21, 2011 (including with respect to the second portion of the awards granted on January 3, 2011) and as to  1/48th of the shares of common stock underlying it monthly thereafter. The stock options awarded in October 2010 have an exercise price of $1.77 per share and the stock options awarded in January 2011 have an exercise price of $2.03 per share. In determining the size of the awards, the Compensation Committee considered the information contained in Compensia’s October 2010 report, which included an analysis of the Black-Scholes value of the equity awards then held by Messrs. de Masi, Ludwig and Iyer (Mr. Mori’s stock option holdings were not included in this analysis since he had not yet been designated an executive officer when Compensia prepared its report) based on an assumed $3.00 value for our common stock, which was nearly double the then trading price of our common stock. The Compensia report also illustrated that Mr. Ludwig’s long-term incentive value, based on this Black-Scholes analysis, was slightly above the 25th percentile measured against the Radford survey data and the peer companies selected by Compensia, while Mr. Iyer’s was slightly below the 50th percentile. The Compensation Committee also took into account the success that our executive officers had achieved during 2010 in executing our revised business strategy and addressing our liquidity concerns, which efforts were beginning to positively impact our stock price, and the committee wished to ensure that these executive officers were properly incented to remain with us and were focused on achieving our long-term strategic goals and creating stockholder value. With respect to determining the size of the grant to Mr. Mori, the Compensation Committee also took into account that Mr. Mori had recently received a 200,000 share option grant upon joining us on August 2, 2010.

In April 2011, the Compensation Committee awarded Mr. Flanders an option to purchase 100,000 shares in connection with our annual stock option refresh program; this stock option was awarded to Mr. Flanders prior to his August 2011 promotion. This grant was made under our 2007 Equity Incentive Plan, has an exercise price of $3.78 per share and vests with respect to 25% of the underlying shares on the first anniversary of the grant date and as to  1/48th of the shares of common stock underlying it monthly thereafter. The Compensation Committee approved such award based on the recommendation of Mr. de Masi, who wished to provide Mr. Flanders with additional incentive to remain employed with Glu given his important role within our company. Mr. Flanders’ 100,000 share refresh stock option grant represented 8.33% of the 1,200,000 shares subject to all refresh stock options awarded to our non-executive officers in April 2011, and was the second largest stock option grant that the Compensation Committee approved in April 2011.

In August 2011, the Compensation Committee awarded Mr. Flanders an option to purchase 50,000 shares in connection with his promotion to Senior Vice President, Sales and Marketing. This grant was made under our 2007 Equity Incentive Plan, has an exercise price of $5.07 per share and vests with respect to 25% of the underlying shares on the first anniversary of the grant date and as to  1/48th of the shares of common stock underlying it monthly thereafter. The Compensation Committee believed that this award was merited in light of Mr. Flanders’ key role with Glu and his significantly increased responsibilities. The committee also took note of the fact that Mr. Flanders then current equity holdings were significantly below those of our other executive officers, and the majority of Mr. Flanders’ stock option holdings were represented by his April 2011 grant.

On October 20, 2011, in connection with their annual review of executive officer compensation, the Compensation Committee approved the granting of stock options to Messrs. de Masi, Ludwig, Flanders and Iyer in the amounts of 475,000 shares, 285,000 shares, 200,000 shares and 100,000 shares, respectively. Each of the stock options has an exercise price of $2.90 per share and vests with respect to 25% of the underlying shares on the first anniversary of the grant date and as to  1/48th of the shares of common stock underlying it monthly thereafter. In determining the size of the awards, the Compensation Committee considered the information contained in Compensia’s October 2011 report, which included an analysis of the Black-Scholes value of the unvested equity awards then held by Messrs. de Masi, Ludwig, Flanders and Iyer. The Compensia report illustrated that the value of the stock options granted to each of Messrs. de Masi, Ludwig and Flanders during 2010, based on this Black-Scholes analysis, was between the 25th and 50th percentiles measured against the Radford survey data and the peer companies selected by Compensia, while Mr. Iyer’s was at approximately the 60th percentile. The Committee also considered that despite the fact that each of the Named Executive Officer’s base salary was in the 25th percentile, none of the Named Executive Officers would be receiving an increase in their base salary for 2012. In addition, the Compensation Committee took into account the success that our executive officers had achieved during 2011 in executing our revised business strategy, which efforts had positively impacted our stock price, and the committee wished to ensure that these executive officers were properly incented to remain with us and were focused on achieving our long-term strategic goals and creating stockholder value.

All of the grants discussed above have a six-year term and have an exercise price equal to the closing price of our common stock on the date of grant. The value of these grants for financial statement reporting purposes is reflected in the “Grants of Plan-Based Awards in 2011” table below. The options granted to our Named Executive Officers in 2011 represented approximately 31.8% of the total number of options that we awarded to all employees in 2011.

To date, we have not awarded shares of restricted stock to our executive officers. Since we have been in a growth phase of our business, the Compensation Committee believes that stock options currently provide a more powerful incentive for our executive officers. However, the Compensation Committee may approve restricted stock awards in the future.

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Risk Analysis of Performance-Based Compensation Plans

The Compensation Committee believes that although a significant portion of total target compensation provided to our executive officers is performance-based, our executive compensation programs do not encourage excessive and unnecessary risk-taking. The design of these compensation programs is intended to encourage our executive officers to remain focused on both our short-and long-term operational and financial goals in several key respects. For example, our 2011 Executive Bonus Plan included financial and operational goals that were closely aligned with our business strategy; the committee believed that to the extent our executive officers were able to achieve these goals, it would result in company-wide success and serve to create stockholder value. In addition, the 2011 Executive Bonus Plan did not contain any individual goals, as the Compensation Committee believed it to be preferable to have the annual bonuses for our executives based on objective measures that reflected the achievement of significant corporate operational and financial goals rather than more subjective individual contributions that were not correlated as precisely with our overall success. Our 2011 Executive Bonus Plan also capped potential bonuses at 150% of the target awards, which we believe limits the incentive for excessive risk-taking by our executives. Finally, the stock options granted to our executive officers in 2011 generally vest with respect to 25% of the underlying shares on the first anniversary of the grant date and as to  1/48th of the underlying shares monthly thereafter, encouraging executive officers to focus on sustained stock price appreciation over the long term.

Severance and Change of Control Payments

Each of Messrs. de Masi, Ludwig, Flanders and Iyer has an agreement with us that provides for payments and benefits if the individual is terminated under certain circumstances within 12 months following a change of control of Glu (a “double trigger” termination). In addition, Mr. de Masi’s agreement provides for payments and benefits if he is terminated under certain circumstances in the absence of our change of control. For a description of these agreements and quantification of these severance and change of control benefits, please see the discussion under “Payments Upon Termination or Change in Control” below. Other than as set forth in these agreements, no executive officer is entitled upon termination to either equity vesting acceleration or cash severance payments.

The Compensation Committee decided to provide these arrangements to these executive officers in order to mitigate some of the risk that exists for executives working in a small public company, an environment where there is a meaningful likelihood that we may be acquired. These arrangements are also intended to mitigate a potential disincentive to consideration and execution of such an acquisition where the services of these executive officers may not be required by the acquirer.

On July 7, 2011, in connection with its regular executive compensation review, the Compensation Committee determined to amend the existing change of control severance arrangements with Mr. de Masi and Mr. Ludwig to increase the size of the “double trigger” termination severance benefits accorded to them. The committee made this determination based on its review of the “double trigger” termination severance benefits held by similarly situated executives at our peer companies.

The Compensation Committee decided to provide Mr. de Masi with severance benefits in the absence of a change in control transaction in order to secure his service as our President and Chief Executive Officer; the Committee believed that such an arrangement was necessary in order to attract and retain a qualified candidate who would likely have employment alternatives available to him that may have appeared to be less risky absent such an arrangement.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our employee stock purchase plan and 401(k) plan, in each case on the same basis as other employees. As part of our cost-reduction efforts, in February 2009 we elected to indefinitely suspend our 401(k) match for U.S. employees, which includes all of our current executive officers. We also provide vacation and other paid holidays to most of our employees that are comparable to those provided at peer companies. Although our executive officers also receive such paid holidays, as of July 2009 as part of cost-reduction efforts, they no longer accrue vacation time which, if unused, is paid to them when their employment with Glu terminates. There were no special benefits or perquisites provided to any executive officer in 2011.

Financial Restatements

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. The Compensation Committee has considered the adoption of such a policy, but believes that this issue would be best addressed when and if the need actually arises, after all of the facts regarding the restatement are known.

Role of Executive Officers in Compensation Decisions

For compensation decisions relating to executive officers other than our Chief Executive Officer, the Chief Executive Officer, as the manager of the members of the executive team, assesses each individual’s contributions to their respective goals and makes a recommendation to the Compensation Committee regarding any merit-based adjustment to salary, the amount of cash bonus and bonus level for the coming year and replenishment stock option or other equity compensation grant. The Compensation Committee evaluates, discusses and modifies or approves these recommendations and conducts a similar evaluation of our Chief Executive Officer’s contributions to corporate goals and achievement of individual goals. Consistent with our compensation philosophy, each employee’s evaluation begins with a written self-assessment, the supervisor’s own evaluation of the employee’s performance and input from others within Glu. Our Chief Executive Officer bases his recommendations in part upon annual performance reviews of our executive officers, including a review of self-evaluations prepared by such executive officers. The Compensation Committee may exercise its discretion in modifying any recommended compensation adjustments or awards to executive officers. Compensation Committee meetings during 2011 typically included, for all or a portion of each meeting, not only the Compensation Committee members but also our Chief Executive Officer, our Chief Financial Officer and our Vice President and General Counsel. Any executive officers attending a Compensation Committee meeting excused himself for those portions of the meeting in which his own compensation was discussed or considered.

Equity Granting Policy

Equity awards may be granted by either the Compensation Committee or our Stock Option Administration Committee, which is currently comprised of our Chief Executive Officer, our Chief Financial Officer and our Vice President and General Counsel. The Compensation Committee has delegated authority to our Stock Option Administration Committee to grant equity awards to employees who are not executive officers and do not report to the Chief Executive Officer, up to a certain number of shares per individual, as specified by the Compensation Committee. In order for the Stock Option Administration Committee to act, our Chief Executive Officer and at least one other member of that committee must vote. The Stock Option Administration Committee reports to the Compensation Committee awards approved by the Stock Option Administration Committee promptly after any such approvals. Equity grants made to individuals who report to our Chief Executive Officer or to individuals who receive amounts above the stated share limit per individual must be approved by the Compensation Committee.

Equity awards are typically granted on regularly scheduled Stock Option Administration Committee meetings held on the second Tuesday of each month. The only exception is for new hire or promotion grants that

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require Compensation Committee approval, which grants are generally approved at or around the time the individual is hired or promoted. The Stock Option Administration Committee does not have discretion to set other grant dates for awards made pursuant to its delegated authority. Our annual performance-related awards for our executive officers are currently made at the Compensation Committee meeting held during our fourth quarter, at which the Compensation Committee reviews executive compensation for the upcoming year.

Other than as described in this CD&A and under the sections in this proxy statement titled “Director Compensation” above, we do not have any program, plan or obligation that requires us to grant equity compensation on specified dates.

The exercise price of a newly granted option (i.e., not an option assumed or substituted in connection with a corporate transaction) is the closing price of our common stock on the date of grant.

Tax and Accounting Treatment of Compensation

In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to us, as well as the tax consequences to our employees. We account for equity compensation paid to our employees under the rules of FASB ASC Topic 718 (formerly SFAS 123R), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Management considers the FASB ASC Topic 718 cost of outstanding equity awards as part of our equity grant recommendations to the Compensation Committee.

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer, our Chief Financial Officer and each of our three most highly paid executive officers. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To qualify for the exemption, we asked our stockholders to approve a limit under our 2007 Equity Incentive Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limit was adopted (and subsequently increased by stockholder vote at our 2011 Annual Meeting of Stockholders), any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million deduction limitation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. However, to date we have not exceeded the $1 million limit for any executive officer. Moreover, exceeding that limitation may not result in the current payment of increased federal income taxes due to our significant net operating loss carryforward and the fact that we have not achieved sustained profitability.

We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by an employee from a nonstatutory option should be deductible, if an option is an incentive stock option, we will not be able to deduct any gain recognized by the employee unless there is a disqualifying disposition by the employee.

We also consider the tax impact to employees in designing our compensation programs, particularly our equity compensation programs. For example, employees generally control the timing of taxation with respect to stock options. We structure cash bonus compensation so that it is taxable to our employees at the time it becomes available to them.

Advisory Vote on Executive Compensation

At our 2011 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in the proxy statement for that meeting pursuant to the compensation disclosure rules of the SEC. The Compensation Committee reviewed the final vote results for the proposal (approval by more than 98% of those voting, including abstentions), and, given the significant level of stockholder support, we have not made any changes to our executive compensation policies or decisions as a result of the vote.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Disclosure and Analysis set forth above with our management. Based on its review and discussions, the Compensation Committee recommended to our Board that the Compensation Disclosure and Analysis be included in this proxy statement.

Matthew A. Drapkin (Chair)

Hany M. Nada

Benjamin T. Smith, IV

EXECUTIVE COMPENSATION

Please see the section entitled “Executive Officers” at the end of Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2011, which accompanies these proxy materials, regarding the identity of our executive officers and their respective business experience. As discussed in Compensation Discussion and Analysis above, on April 2, 2012, our Board of Directors determined that due to changes in each of Adam Flanders’ and Kal Iyer’s job responsibilities that occurred subsequent to their respective designation as an executive officer of Glu, they would no longer be deemed executive officers of Glu. In addition, on April 2, 2012, our Board designated Scott J. Leichtner, our Vice President and General Counsel, as one of our executive officers. Biographical information for Mr. Leichtner is set forth below:

Scott J. Leichtner has served as our Vice President, General Counsel and Secretary since September 2010. Mr. Leichtner joined Glu in June 2009 as our Senior Corporate Counsel. Prior to joining us, Mr. Leichtner was a corporate attorney at Fenwick & West LLP, a law firm serving technology and life sciences clients, from October 1997 to May 2009. Mr. Leichtner holds a B.S. degree in political science from Duke University and a J.D. degree from the University of Michigan.

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Summary Compensation Table

The following table shows compensation earned during 2011 by our Named Executive Officers. For information about employment contracts, termination of employment and change-of-control arrangements between us and the Named Executive Officers, see “Potential Payments upon Termination or Change in Control” below.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Option Awards($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Niccolo M. de Masi(3)	2011	350,000	—		796,255	420,000	—		1,566,255
President and Chief Executive Officer	2010	350,000	—		1,083,366	357,000	—		1,790,366

Eric R. Ludwig	2011	275,000	—		474,428	247,500	—		996,928
Executive Vice President and Chief Financial Officer	2010	275,000	—		223,566	210,375	—		708,941
	2009	259,712	—		103,596	—	—		363,308

Adam Flanders(4) Senior Vice President, Business Development and Communications	2011	210,577	—		597,595	148,052	4,324	(5)	960,548

Kal Iyer(6)	2011	240,000	—		234,577	144,000	—		618,577
Senior Vice President, Research and Development	2010	221,654	50,000	(7)	244,064	91,800	—		607,518

Giancarlo Mori(8)	2011	128,615	—		—	—	55,000	(9)	183,615
Former Chief Creative Officer	2010	93,077	—		209,450	35,063	—		337,590

(1)	Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718. See Note 10 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011 for a description of the ASC Topic 718 methodology and assumptions. The number of stock options granted in 2011 to our Named Executive Officers is shown in the “Grants of Plan-Based Awards in 2011” table included below.
(2)	The amounts represent total performance-based bonuses that were earned during the given year, and paid in the quarter following when the bonus was earned, under our 2011 Executive Bonus Plan for Messrs. de Masi, Ludwig and Iyer and under our 2011 North America Sales Plan for Mr. Flanders. See the “Compensation Discussion and Analysis” section of this proxy statement and the “Grants of Plan-Based Awards in 2011” table included below for further information regarding our 2011 Executive Bonus Plan.
(3)	Mr. de Masi was appointed as our President and Chief Executive Officer effective as of January 4, 2010.
(4)	Mr. Flanders joined us in 2006 and was designated an executive officer on August 1, 2011 when he was promoted to Senior Vice President, Sales and Marketing. Mr. Flanders’ title was changed to Senior Vice President, Business Development and Communications in April 2012.
(5)	Represents the reimbursement of relocation expenses that Mr. Flanders incurred in connection with his move to the San Francisco Bay Area.
(6)	Mr. Iyer joined us in 2003 and was designated an executive officer on July 15, 2010 when he was promoted to Senior Vice President, Research and Development.
(7)	Represents a retention bonus paid to Mr. Iyer for his continued service with us through December 15, 2010.
(8)	Mr. Mori joined us on August 2, 2010 and his employment with us terminated effective as of August 2, 2011.
(9)	Represents $55,000 in cash severance paid to Mr. Mori in connection with the termination of his employment.

For a description of the payments we made to Mr. Mori in 2011 in connection with his termination of service with us, please see the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

Grants of Plan-Based Awards in 2011

The following table provides information for the Named Executive Officers about equity awards granted during 2011 and cash bonus awards for which they were eligible in 2011 under our 2011 Executive Bonus Plan. All stock options were issued under our 2007 Equity Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)(2)			Number of Securities Underlying Options Awards	Exercise Price of Option Awards	Grant Date Fair Value of Option Awards(3)
		Threshold	Target	Maximum
Niccolo M. de Masi	02/01/11	$56,000	$280,000	$420,000	—	—	—
	01/03/11				116,667	2.03	116,387
	10/20/11				475,000	2.90	679,868

Eric R. Ludwig	02/01/11	33,000	165,000	247,500	—	—	—
	01/03/11				66,667	2.03	66,507
	10/20/11				285,000	2.90	407,920

Adam Flanders	02/01/11	13,161	105,289	157,933	—	—	—
	04/12/11				100,000	3.78	186,100
	08/01/11				50,000	5.07	286,260
	10/20/11				200,000	2.90	125,235

Kal Iyer	02/01/11	28,800	96,000	144,000	—	—	—
	01/03/11				91,667	2.03	91,447
	10/20/11				100,000	2.90	143,130

Giancarlo Mori(4)	02/01/11	19,800	66,000	99,000	—	—	—

(1)	All of the Named Executive Officers other than Mr. Flanders were eligible to earn a bonus under our 2011 Executive Bonus Plan based on Glu achieving certain objectives related to building our customer base, achieving a specified smartphone revenue target for the year, and, for Mr. de Masi and Mr. Ludwig, achieving a specified net cash balance at the end of the year. The “Threshold” column represents the smallest total bonus that could have been earned under our 2011 Executive Bonus Plan. For Mr. de Masi and Mr. Ludwig this equals 20% of the total target bonus, which is the amount each of them would have received if we had met either the customer base goal or the net cash goal, each of which accounted for 20% of their total target bonus, but did not achieve the other corporate goals, including the revenues goal, which accounted for 60% of their total target bonus. For Messrs. Iyer and Mori, the “Threshold” column represents 30% of the total target bonus, which is the amount each of them would have received if we had met the customer base goal but did not achieve the revenues goal, which accounted for 70% of their total target bonus. The “Target” column represents the target bonus that could have been earned by each executive if we achieved each of the three objectives at 100% of plan. The “Maximum” column represents the maximum total bonus that could have been earned by a Named Executive Officer under the plan, which is capped at 150% of his target bonus amount, regardless of the extent to which we exceeded any of the bonus targets. For more details on our 2011 Executive Bonus Plan, see “Compensation Discussion and Analysis” above.
(2)

Mr. Flanders was eligible to receive quarterly bonuses under our 2011 North America Sales Plan based on the amount of operational revenue that we generated from North America during each quarter of 2011. The “Threshold” column represents the smallest bonus that could have been earned by Mr. Flanders under our 2011 North America Sales Plan, which is a bonus equal to 50% of his target bonus for one quarter, which is the amount Mr. Flanders would have received if we achieved 90% of the North America operational

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revenue goal for such quarter. The “Target” column represents the target bonus that could have been earned by Mr. Flanders if we achieved the North America operational revenue objectives for each quarter of 2011 at 100% of plan. The “Maximum” column represents the maximum total bonus that could have been earned by Mr. Flanders under the plan, which is capped at 150% of his target bonus amount. For more details on our 2011 North America Sales Plan, see “Compensation Discussion and Analysis” above.
(3)	Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718. See Note 10 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011 for a description of the ASC Topic 718 methodology and assumptions.
(4)	Although Mr. Mori was initially eligible to receive a bonus under our 2011 Executive Bonus Plan, Mr. Mori’s employment terminated with us effective August 1, 2011 and, as a result, he did not receive an actual bonus pursuant to the terms of the 2011 Executive Bonus Plan.

Outstanding Equity Awards at the End of 2011

The following table provides information with respect to outstanding stock options held by our Named Executive Officers as of December 31, 2011.

Name	Grant Date		Number of Securities Underlying Options(1)(2)			Option Exercise Price($)(3)	Option Expiration Date
			Exercisable		Unexercisable
Niccolo M. de Masi	01/04/10	(4)	498,958		651,042	1.21	01/04/16
	10/21/10	(5)	97,221		236,112	1.77	10/21/16
	01/03/11	(5)	34,027		82,640	2.03	01/03/13
	10/20/11		—		475,000	2.90	10/20/13

Total:			630,206		1,444,794

Eric R. Ludwig	07/20/06		49,453		—	3.90	07/20/16
	09/07/06		49,999		—	10.53	09/07/16
	11/29/07		65,000		—	5.95	11/29/13
	04/28/08		36,666		3,334	4.39	04/28/14
	10/31/08		26,250		18,750	0.89	10/31/14
	05/21/09		25,833		14,167	0.78	05/21/15
	08/07/09		37,500	(6)	—	1.07	08/07/15
	12/16/09		70,000		70,000	1.0648	12/16/15
	04/08/10		83,333		116,667	0.99	04/08/16
	10/21/10		38,888		94,445	1.77	10/21/16
	01/03/11	(7)	19,443		47,224	2.03	01/03/17
	10/20/11	(7)	—		285,000	2.90	10/20/17

Total:			502,365		649,587

Adam Flanders	04/14/09		6,666		3,334	0.7110	04/14/15
	05/21/09		13,632	(8)	2,200	0.78	05/21/15
	02/11/10		27,500		32,500	1.06	02/11/16
	07/29/10		35,416		64,584	1.30	07/29/16
	04/12/11		—		100,000	3.78	04/12/17
	08/01/11		—		50,000	5.07	08/01/17
	10/20/11		—		200,000	2.90	10/20/17

Total:			83,214		452,618

Kal Iyer	04/14/09		16,666		8,334	0.711	04/14/15
	05/21/09		15,013	(8)	2,423	0.78	05/21/15
	12/16/09		15,000	(9)	—	1.0648	12/16/15
	04/13/10		41,666		58,334	1.19	04/13/16
	07/15/10		44,270		80,730	1.30	07/15/16
	10/21/10	(10)	31,596		76,737	1.77	10/21/16
	01/03/11	(10)	26,735		64,932	2.03	01/03/17
	10/20/11		—		100,000	2.90	10/20/17

Total:			190,946		391,490

Giancarlo Mori	—		—		—	—	—
	—		—		—	—	—

Total:			—		—

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(1)

Except as otherwise described in these footnotes, each option was granted under our 2007 Equity Incentive Plan and vests with respect to 25% of the underlying shares on the first anniversary of the grant date and as to  1/48th of the shares of common stock underlying it monthly thereafter.

(2)	We have entered into the severance agreements described under “— Potential Payments upon Termination or Change in Control” below, which provide for accelerating of vesting of each equity awards made or to be made to our Named Executive Officers if certain events occur following a change of control of Glu.
(3)	Represents the fair market value of a share of our common stock on the grant date, which is equal to the closing price of our common stock on The NASDAQ Global Market on the grant date.
(4)	This option was granted under our 2008 Equity Inducement Plan.
(5)

On October 21, 2010, our Compensation Committee approved an award to Mr. de Masi of an option to purchase 450,000 shares of our common stock. However, due to a limitation contained in our 2007 Equity Incentive Plan regarding the number of shares that may be awarded to any employee during a calendar year (the “Plan Grant Limitation”), we were only able to award Mr. de Masi an option to purchase 333,333 shares of our common stock at such time. Due to the Plan Grant Limitation, our Compensation Committee on October 21, 2010 approved a bifurcation of this grant, and Mr. de Masi was awarded the 116,667 share balance of his option award on January 3, 2011, the first trading day of 2011, with the vesting of such award being identical to the option granted on October 21, 2010 (i.e., 25% of the underlying shares vested on October 21, 2011 and  1/48th of the underlying shares vest monthly thereafter).

(6)	This option was to vest and become exercisable with respect to 50% of the underlying shares on the date that a new Chief Executive Officer joined us (the “Start Date”) and the remaining 50% of the underlying shares vest and become exercisable on the six-month anniversary of the Start Date. Our Board deemed the appointment of Mr. Miller as our interim President and Chief Executive Officer on December 1, 2009 to be the Start Date, and therefore the option fully vested on May 1, 2010.
(7)

On October 21, 2010, our Compensation Committee approved an award to Mr. Ludwig of an option to purchase 200,000 shares of our common stock. However, due to the Plan Grant Limitation, we were only able to award Mr. Ludwig an option to purchase 133,333 shares of our common stock at such time. Due to the Plan Grant Limitation, our Compensation Committee on October 21, 2010 approved a bifurcation of this grant, and Mr. Ludwig was awarded the 66,667 share balance of his option award on January 3, 2011, the first trading day of 2011, with the vesting of such award being identical to the option granted on October 21, 2010 (i.e., 25% of the underlying shares vested on October 21, 2011 and  1/48th of the underlying shares vest monthly thereafter).

(8)	Represents multiple options that were granted in exchange for existing out-of-the-money options that were cancelled in connection with our option exchange program that we completed in May 2009. These options vest in equal monthly installments over three years.
(9)	This option became vested with respect to 100% of the underlying shares on the first anniversary of the grant date.
(10)

On October 21, 2010, our Compensation Committee approved an award to Mr. Iyer of an option to purchase 200,000 shares of our common stock. However, due to the Plan Grant Limitation, we were only able to award Mr. Iyer an option to purchase 108,333 shares of our common stock at such time. Due to the Plan Grant Limitation, our Compensation Committee on October 21, 2010 approved a bifurcation of this grant, and Mr. Iyer was awarded the 91,667 share balance of his option award on January 3, 2011, the first trading day of 2011, with the vesting of such award being identical to the option granted on October 21, 2010 (i.e., 25% of the underlying shares vested on October 21, 2011 and  1/48th of the underlying shares vest monthly thereafter).

Option Exercises and Stock Vested in 2011

The following table shows information about stock option exercises for each of the Named Executive Officers during 2011, including the value realized upon exercise. None of our Named Executive Officers had stock awards that vested during 2011.

Name	Number of Shares Acquired On Exercise	Value Realized On Exercise($)(1)
Niccolo M. de Masi	100,000	306,740
Eric R. Ludwig	67,500	160,178
Adam Flanders	—	—
Kal Iyer	—	—
Giancarlo Mori	—	—

(1)	The value realized on exercise of option awards is calculated as the difference between the actual price at which the exercised shares were sold (excluding brokerage commissions) and the exercise price of the options.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide any pension benefits or a nonqualified deferred compensation plan to the Named Executive Officers.

Potential Payments upon Termination or Change in Control

Mr. de Masi

In connection with the appointment of Niccolo de Masi as our President and Chief Executive Officer effective as of January 4, 2010, we entered into both an Employment Agreement and a Change of Control Severance Agreement with Mr. de Masi. In connection with its regular executive compensation review, on July 7, 2011, our Compensation Committee approved an amendment to Mr. de Masi’s Change of Control Severance Agreement.

The Employment Agreement provides that should Mr. de Masi terminate his employment for “good reason” or be terminated, other than for “cause” or disability, at any time, other than within twelve months after a “change in control transaction,” and Mr. de Masi delivers to us a signed agreement and general release, then Mr. de Masi will be entitled to the following severance benefits:

•	twelve months of his then-current annual base salary, payable in lump-sum;

•	his annual bonus for such calendar year, based on the target potential amount (not the amount actually payable), payable in lump-sum;

•

each of his outstanding and not fully vested equity awards shall become vested and exercisable as to an additional 25% of the shares originally subject to each of his outstanding and not fully vested equity awards; and

•	up to twelve months of continuation coverage for him (and any eligible dependents) pursuant to COBRA.

The Change of Control Severance Agreement, as amended, provides that should Mr. de Masi terminate his employment for “good reason” or be terminated, other than for “cause” or disability, at any time within twelve

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months after a “change in control transaction” and Mr. de Masi delivers to us a signed agreement and general release, then Mr. de Masi will be entitled to the same severance benefits set forth above, except that he will receive full vesting with respect to each of his outstanding and not fully vested equity awards.

Mr. Ludwig

On October 10, 2008, we entered into a severance agreement with Eric R. Ludwig, our Executive Vice President and Chief Financial Officer, which was amended on July 7, 2011. Under this agreement, as amended, should Mr. Ludwig terminate his employment for “good reason” or be terminated, other than for “cause” or disability, within 12 months after a “change in control transaction,” he would receive 12 months of his then-current annual base salary (other than any prospective bonus), payable in lump-sum. Mr. Ludwig would also receive a lump-sum payment of his annual bonus for such calendar year, based on the target potential amount (not the amount actually payable). Additionally, Mr. Ludwig’s outstanding unvested options or outstanding shares of common stock would become fully vested. Finally, Mr. Ludwig would receive reimbursement for up to 12 months of COBRA premiums.

Mr. Flanders and Mr. Iyer

On July 7, 2011, we entered into a severance agreement with Kal Iyer, our Senior Vice President, Research and Development, and on October 6, 2011, we entered into a severance agreement with Adam Flanders, our Senior Vice President, Business Development and Communications. Each of these agreements provides that should either Mr. Flanders or Mr. Iyer terminate his employment for “good reason” or be terminated, other than for “cause” or disability, within 12 months after a “change in control transaction,” each would receive six months of his then-current annual base salary (other than any prospective bonus), payable in lump-sum. Each officer would also receive 50% of his annual bonus for such calendar year, based on the target potential amount (not the amount actually payable). Additionally, each officer would receive an additional 36 months of vesting with respect to each of his then outstanding and not fully vested equity awards. Finally, each officer would receive reimbursement for up to six months of COBRA premiums.

The following are the definitions generally used in the severance agreements and retention arrangements described for the Named Executive Officers above:

“Cause” is defined to mean (1) the executive’s committing an act of gross negligence, gross misconduct or dishonesty, or other willful act, including misappropriation, embezzlement or fraud, that materially adversely affects us or any of our customers, suppliers or partners, (2) his personal dishonesty, willful misconduct in the performance of services for us, or breach of fiduciary duty involving personal profit, (3) his being convicted of, or pleading no contest to, any felony or misdemeanor involving fraud, breach of trust or misappropriation or any other act that our Board reasonably believes in good faith has materially adversely affected, or upon disclosure will materially adversely affect, us, including our public reputation, (4) any material breach of any agreement with us by him that remains uncured for 30 days after written notice by us to him, unless that breach is incapable of cure, or any other material unauthorized use or disclosure of our confidential information or trade secrets involving personal benefit or (5) his failure to follow the lawful directions of our Board or, if he is not the Chief Executive Officer, the lawful directions of the Chief Executive Officer, in the scope of his employment unless he reasonably believes in good faith that these directions are not lawful and notifies our Board or Chief Executive Officer, as the case may be, of the reasons for his belief.

A “change in control transaction” is defined to mean the closing of (1) a merger or consolidation in one transaction or a series of related transactions, in which our securities held by our stockholders before the merger or consolidation represent less than 50% of the outstanding voting equity securities of the surviving corporation after the transaction or series of related transactions, (2) a sale or other transfer of all or substantially all of our assets as a going concern, in one transaction or a series of related transactions, followed by the distribution to our stockholders of any proceeds remaining after payment of creditors or (3) a transfer of more than 50% of our outstanding voting equity securities by our stockholders to one or more related persons or entities other than Glu in one transaction or a series of related transactions.

“Good reason” is defined to mean the executive’s resignation of employment from Glu expressly based on the occurrence of any of the following conditions, without the executive’s informed written consent, provided, however, that with respect to each of the following conditions, the executive must (1) within 90 days following its occurrence, deliver to us a written notice explaining the specific basis for the executive’s belief that he is entitled to terminate his employment due to an Involuntary Termination and (2) give us an opportunity to cure any of the following within 30 days following delivery of such notice and explanation: (a) a material reduction in his duties, position or responsibilities, or his removal from these duties, position and responsibilities, unless he is provided with a position of substantially equal or greater organizational level, duties, authority and compensation; provided, however, that a change of title, in and of itself, or a reduction of duties, position or responsibilities solely by virtue of our being acquired and made part of a larger entity will not constitute an “Involuntary Termination,” (b) a greater than 15% reduction in his then current annual base compensation that is not applicable to our other executive officers or (c) without his express written consent, a relocation to a facility or a location more than 30 miles from his then current location of employment. Involuntary Termination does not include a termination of employment for death or permanent disability.

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The following table below estimates as of December 31, 2011 the potential payments to each of our Named Executive Officers should the Named Executive Officer terminate his employment for “good reason” or be terminated other than for “cause” or disability either (1) within 12 months following a “change in control transaction” or (2) or in the absence of a “change in control transaction.”

	Benefits	Termination Other Than for Cause or Disability or by Named Executive Officer for Good Reason Within 12 Months Following Change in Control Transaction($)		Termination Other Than for Cause or Disability or by Named Executive Officer for Good Reason Absent a Change in Control Transaction($)
Niccolo de Masi	Severance	350,000		350,000
	Bonus	350,000		350,000
	Equity Acceleration(1)	1,785,715	(3)	778,167	(4)
	COBRA Premium(2)	18,315		18,315
	Total Value	2,504,030		1,496,481

Eric R. Ludwig	Severance	275,000		—
	Bonus	206,250		—
	Equity Acceleration(1)	721,928	(3)	—
	COBRA Premium(2)	18,315		—
	Total Value	1,221,493		—

Adam Flanders	Severance	112,500		—
	Bonus	56,250		—
	Equity Acceleration(1)	235,725	(5)	—
	COBRA Premium(2)	6,388		—
	Total Value	410,863		—

Kal Iyer	Severance	120,000		—
	Bonus	48,000		—
	Equity Acceleration(1)	483,460	(5)	—
	COBRA Premium(2)	2,963		—
	Total Value	654,423		—

Giancarlo Mori(6)	Severance	—		—
	Bonus	—		—
	Equity Acceleration	—		—
	COBRA Premium	—		—
	Total Value	—		—

(1)	These amounts are calculated by aggregating the sums determined by multiplying, for each award, (1) the number of accelerated stock options by (2) the positive difference, if any, between the closing price per share of our common stock on The NASDAQ Global Market on December 30, 2011, which was $3.14, and the option exercise price per share.
(2)	COBRA payout amounts are estimated based on the cost of the monthly premium and represent coverage for medical, dental and vision insurance.
(3)	Reflects full acceleration of all unvested shares subject to stock options held by the executive officer.
(4)	Reflects acceleration of vesting of 25% of the shares originally subject to that option.
(5)	Reflects acceleration of vesting of 75% of the shares originally subject to that option.
(6)	In connection with the termination of Mr. Mori’s employment with us effective as of August 1, 2011, we provided Mr. Mori with cash severance of $55,000, which represented three months of his annual base salary.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Table

The following table sets forth certain information, as of December 31, 2011, concerning securities authorized for issuance under all of our equity compensation plans: our 2007 Equity Incentive Plan; our 2001 Second Amended and Restated Stock Option Plan (the “2001 Plan”), which plan terminated upon the adoption of our 2007 Equity Incentive Plan; our 2007 Employee Stock Purchase Plan (the “ESPP”); and our 2008 Equity Inducement Plan (the “Inducement Plan”). Our ESPP contains an “evergreen” provision, pursuant to which on January 1st of each year we automatically add 1% of our shares of common stock outstanding on the preceding December 31st to the shares reserved for issuance under our ESPP; the evergreen provision for our ESPP expires after the scheduled increase on January 1, 2015. In addition, pursuant to a “pour over” provision in our 2007 Equity Incentive Plan, options that are cancelled, expired or terminated under our 2001 Plan are added to the number of shares reserved for issuance under our 2007 Equity Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	7,625,067		$2.79	3,221,206	(1)
Equity compensation plans not approved by security holders	2,118,909	(2)	2.76	243,213	(3)

Total:	9,743,976		$2.78	3,464,419	(4)

(1)	Represents 2,617,961 shares available for issuance under our 2007 Equity Incentive Plan, which plan permits the grant of incentive and non-qualified stock options, stock appreciation rights, restricted stock, stock awards and restricted stock units; and 603,245 shares available for issuance under our ESPP.
(2)	Represents outstanding options under our Inducement Plan.
(3)	Represents shares available for issuance under our Inducement Plan, which plan permits the grant of nonstatutory stock options.
(4)	Excludes 637,488 shares available for issuance under our ESPP, which were added to the share reserve on January 1, 2012 pursuant to the evergreen provisions described above.

Equity Compensation Plans Not Approved by Security Holders

In March 2008, in connection with our acquisition of Superscape Group plc, our Board adopted the Inducement Plan to augment the shares available under our existing 2007 Equity Incentive Plan. Our Inducement Plan, which has a ten-year term, did not require the approval of our stockholders. We initially reserved 600,000 shares of our common stock for grant and issuance under our Inducement Plan. On December 28, 2009, the Compensation Committee increased the number of shares reserved for issuance under our Inducement Plan by 819,245 shares, which increased the number of shares available for issuance under our Inducement Plan at that time to 1,250,000 shares. We utilized all of these shares for a stock option grant that we awarded to Niccolo M. de Masi in connection with his appointment as our new President and Chief Executive Officer. Furthermore, in connection with the acquisitions of Griptonite and Blammo, the Compensation Committee increased the number of shares reserved for issuance under our Inducement Plan by 1,050,000 shares. We utilized these additional shares to grant stock options to certain of the new non-executive officer employees of Griptonite and Blammo to purchase shares of our common stock. Accordingly, we have reserved a total of 2,469,245 shares of our common stock for grant and issuance under our Inducement Plan since its inception, of which, as of December 31, 2011,

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2,118,909 shares were subject to outstanding stock options and 243,213 shares were available for issuance. The remaining 107,123 shares represent shares that were subject to previously issued options under our Inducement Plan, which have been exercised and sold by the option holders.

We may only grant nonqualified stock options (“NSOs”) under our Inducement Plan, and grants under our Inducement Plan may only be made to persons not previously an employee or director of us, or following a bona fide period of non-employment, as an inducement material to such individual’s entering into employment with us and to provide incentives for such persons to exert maximum efforts for our success. We may grant NSOs under our Inducement Plan at prices less than 100% of the fair value of the shares on the date of grant, at the discretion of our Board. The fair value of our common stock is determined by the last sale price of our stock on The NASDAQ Global Market on the date of determination. If any option granted under our Inducement Plan expires or terminates for any reason without being exercised in full, the unexercised shares will be available for grant by us under our Inducement Plan. All outstanding NSOs are subject to adjustment for any future stock dividends, splits, combinations, or other changes in capitalization as described in our Inducement Plan. If we were acquired and the acquiring corporation did not assume or replace the NSOs granted under our Inducement Plan, or if we were to liquidate or dissolve, all outstanding awards will expire on such terms as our Board determines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Nominating and Governance Committee has adopted a written related-person transactions policy. The Nominating and Governance Committee reviews transactions that may be “related-person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of our common stock, in each case the beginning of our last fiscal year, and their immediate family members.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is approved by the Compensation Committee;

•	compensation to non-employee directors that is reported in our proxy statement;

•

any transaction with another company to which the related party’s only relationship is as a director, beneficial owner of less than 10% of that company’s shares, or employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $500,000 or 2% of that company’s total annual revenues;

•

any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g., a dividend); and

•	ordinary course business travel and expenses, advances and reimbursements.

In determining whether to approve or ratify a related-person transaction, the Nominating and Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction, the benefits to us of the transaction, the potential impact on a director’s independence and whether the transaction would impair the judgment of a director or executive officer to act in our best interests and those of our stockholders.

Indemnification Agreements

Our Board and stockholders have approved, and we have entered into, indemnity agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnity agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnity agreements may also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers. We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

Other than the indemnification agreements and the compensation arrangements that are described above in “Director Compensation,” “Compensation Discussion and Analysis” and “Executive Compensation and Related Information,” since January 1, 2011, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock or certain persons or entities affiliated with them had or will have a material interest.

See also “Corporate Governance — Director Independence” for information the Board considered in determining the independence of four of our six independent directors — Matthew Drapkin, Ann Mather, William J. Miller and A. Brooke Seawell.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of Messrs. Miller, Nada and Seawell, each of whom is an independent director, as independence for audit committee members is defined in The NASDAQ Stock Market’s listing standards. Mr. Miller was appointed to the Audit Committee in January 2011 in connection with the rotation of Ms. Mather from the Audit Committee to the Nominating and Governance Committee.

The members of the Audit Committee assist the Board in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of Glu and our subsidiaries.

In fulfilling its oversight role, the Audit Committee has reviewed and discussed our audited financial statements with management and our independent registered public accounting firm. The Audit Committee met ten times during 2011, including meetings with our independent registered public accounting firm, PricewaterhouseCoopers LLP, to review our quarterly and annual results. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers LLP is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has received from the independent registered public accounting firm the

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written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 14, 2012.

Submitted by the Audit Committee of the Board,

A. Brooke Seawell (Chair)

William J. Miller

Hany M. Nada

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,

PRICEWATERHOUSECOOPERS LLP, FOR THE FISCAL YEAR

ENDING DECEMBER 31, 2012

Our Audit Committee has selected, and is submitting for ratification by the stockholders its selection of, of PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the year ending December 31, 2012. Although stockholder approval of this proposal is not required by law, the Audit Committee has determined that it is desirable to request that stockholders ratify this selection. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if the Audit Committee feels that such a change would be in the best interests of us and our stockholders. If our stockholders do not approve this Proposal No. 2, the Audit Committee will reconsider the selection of PwC as our independent registered public accounting firm for 2012.

The following table sets forth the aggregate fees and related expenses for which we were billed by PwC for professional services provided by them during 2011 and 2010. The Audit Committee considered the provision of the services corresponding to these fees, and the Audit Committee believes that the provision of these services is compatible with PwC maintaining its independence. The Audit Committee’s pre-approval policies and procedures require prior approval by the Audit Committee of each engagement of PwC to perform services. All of the professional services listed below were approved in accordance with these policies.

	2011	2010
Audit fees	$1,150,135	$885,046
Audit-related fees	149,100	65,390
Tax fees	98,935	88,760
All other	2,700	2,700

Total	1,400,870	$1,041,896

Audit Fees

These fees consist of amounts for professional services rendered in connection with the audit of our financial statements, reviews of the interim financial statements included in our quarterly reports on Form 10-Q, for attestation services related to compliance with the Sarbanes-Oxley Act of 2002, and statutory and regulatory filings or engagements.

Audit-Related Fees

These fees consist of amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.” In 2011, these fees included services PwC performed related to our underwritten public offering in January 2011 and services related to the acquisition of Griptonite and Blammo. In 2010, these fees included services PwC performed related to our filing of (1) a resale shelf registration statement related to the private placement transaction we completed in August 2010, (2) a universal shelf registration statement that we utilized in connection with our underwritten public offering in January 2011, and (3) royalty audits that PwC performed in connection with our litigation with Skinit, Inc.

Tax Fees

These fees consist of professional services rendered for tax advice, planning and compliance (domestic and international). These services include the preparation and review of income tax returns and international returns and assistance regarding transfer pricing; federal, state and international tax compliance; acquisitions; and general international tax planning.

All Other Fees

In both years, these fees consist of amounts paid for an annual subscription to PwC’s online accounting and auditing research tool.

For more information about PwC, please see the “Audit Committee Report” above.

Representatives of PwC are expected to attend the Annual Meeting. These representatives will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

The Board recommends that stockholders vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board knows of no other business that will be conducted at the 2012 Annual Meeting of Stockholders other than as described in this proxy statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference into this proxy statement the information we file with the SEC. This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this proxy statement is considered to be part of this proxy statement from the date we file that document. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference in this proxy statement. We incorporate by reference the information involving our executive officers contained at the end of Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 14, 2012, which accompanies these proxy materials.

ANNUAL MEETING OF STOCKHOLDERS OF

GLU MOBILE INC.

June 7, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.glu.com/investors.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20230000000000000000 0	060712

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. The election of two Class II directors to serve on our Board of Directors, each to serve until the Company’s annual meeting of stockholders to be held in 2015 and until his or her successor is elected and qualified, or until his or her death, resignation or removal.			2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
	NOMINEES:
☐ FOR ALL NOMINEES	O Matthew A. Drapkin O Ann Mather		3.	Transaction of such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:	●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

	☐	■

GLU MOBILE INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Niccolo M. de Masi and Eric R. Ludwig as a proxy, with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Glu Mobile Inc. held of record by the undersigned on April 16, 2012, at the Annual Meeting of Stockholders to be held at 45 Fremont Street, San Francisco, California 94105, on June 7, 2012, at 10:00 a.m. Pacific Time, or any adjournment or postponement thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Signed but unmarked proxies will be voted FOR each director nominee listed on the proxy card and FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournments or postponements thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

(Continued and to be signed on the reverse side)

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Bowne Conversion